Exhibit 2.1

EXECUTION COPY
STOCK PURCHASE AGREEMENT

among

FUTURA INDUSTRIES CORPORATION, A DELAWARE CORPORATION,
(as the “Company”)

and

FUTURA CORPORATION, AN IDAHO CORPORATION,
SUSAN D. JOHNSON,
THE SUSAN D. JOHNSON TRUST
and
KEN WELLS

(collectively, as “Sellers”)

and

THE WILLIAM L. BONNELL COMPANY, INC., A GEORGIA CORPORATION,
(as “Buyer”)

and

BRENT F. LLOYD
(as “Sellers’ Representative”)

dated as of

February 1, 2017

TABLE OF CONTENTS

ARTICLE I.	DEFINITIONS	1

ARTICLE II.	PURCHASE AND SALE	13

2.1	Purchase and Sale	13
2.2	Purchase Price	13
2.3	Transactions to be Effected at the Closing	14
2.4	Purchase Price Adjustments	14
2.5	Closing	19
2.6	Allocation	20

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY	21

3.1	Authorization of the Company and Sellers	21
3.2	Organization, Authority and Qualification of the Company and Sellers	21
3.3	Capitalization	22
3.4	No Subsidiaries	22
3.5	No Conflicts; Consents	22
3.6	Financial Statements	23
3.7	Undisclosed Liabilities	23
3.8	Absence of Certain Changes, Events and Conditions	23
3.9	Material Contracts	25
3.10	Title to Assets; Real Property	27
3.11	Intellectual Property	29
3.12	Legal Proceedings; Governmental Orders	30
3.13	Compliance With Laws; Permits	30
3.14	Environmental Matters	31
3.15	Employee Benefit Matters	32
3.16	Employment Matters	34
3.17	Taxes	35
3.18	Brokers	37
3.19	Insurance	37
3.20	Affiliate Transactions	38
3.21	Product Warranties	38
3.22	Bank Accounts; Powers of Attorney	38
3.23	Customers and Suppliers	39
3.24	Conflict Minerals	39
3.25	Inapplicability of Certain Laws	39
3.26	Disclosure	39
3.27	No Other Representations and Warranties	39

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ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF BUYER	40

4.1	Organization and Authority of Buyer	40
4.2	No Conflicts; Consents	40
4.3	Investment Purpose	40
4.4	Brokers	41
4.5	Sufficiency of Funds	41
4.6	Legal Proceedings	41
4.7	Independent Investigation	41

ARTICLE V.	COVENANTS	41

5.1	Conduct of Business Prior to the Closing	41
5.2	Access to Information; Investigation; Inventory and Accounting Books	42
5.3	Notification of Certain Developments	43
5.4	Employees; Benefit Plans	43
5.5	Plant Closings and Mass Layoffs	46
5.6	Director and Officer Indemnification and Insurance	46
5.7	Sellers’ Release	46
5.8	Confidentiality	47
5.9	Governmental Approvals and Other Third-Party Consents	47
5.10	Books and Records	48
5.11	Closing Conditions	48
5.12	Public Announcements	48
5.13	Further Assurances	48
5.14	Transfer Taxes	49
5.15	Lease of Building H11	49
5.16	Facility Renovations	49
5.17	Asset Sale Tax Election	50
5.18	Tax Matters	51
5.19	Repayment of Indebtedness	53
5.20	No Negotiation	53
5.21	Use of Futura Name	54
5.22	Restrictive Covenants	54

ARTICLE VI.	CONDITIONS TO CLOSING	56

6.1	Conditions to Obligations of All Parties	56
6.2	Conditions to Obligations of Buyer	56
6.3	Conditions to Obligations of Sellers	59

ARTICLE VII.	INDEMNIFICATION	60

7.1	Survival	60
7.2	Indemnification By Sellers	61
7.3	Indemnification By Buyer	62
7.4	Certain Limitations	62
7.5	Indemnification Procedures	63
7.6	Tax Treatment of Indemnification Payments	65
7.7	Limited Tax Indemnification	66
7.8	Acknowledgement of Separation Agreement	66
7.9	Exclusive Remedies	66

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ARTICLE VIII.	TERMINATION	67

8.1	Termination	67
8.2	Effect of Termination	67

ARTICLE IX.	APPOINTMENT OF SELLERS’ REPRESENTATIVE	68

9.1	Appointment	68
9.2	Personal Liability	68
9.3	Right to Counsel	69
9.4	Indemnification Claims	69
9.5	Reliance	69
9.6	Removal	69

ARTICLE X.	MISCELLANEOUS	69

10.1	Expenses	69
10.2	Notices	70
10.3	Interpretation	72
10.4	Headings	72
10.5	Severability	72
10.6	Entire Agreement	72
10.7	Successors and Assigns	72
10.8	No Third-Party Beneficiaries	73
10.9	Amendment and Modification; Waiver	73
10.10	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	73
10.11	Specific Performance	74
10.12	Conflict Waiver; Attorney-Client Privilege	74
10.13	Counterparts	76

EXHIBITS:

Exhibit A	Form of Escrow Agreement
Exhibit B	Accounting Principles
Exhibit C	Example Pages from the Company’s Monthly “Financial Statements” Package
Exhibit D	Form Of Amendment To Lease

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) dated as of February 1, 2017 is entered into among FUTURA INDUSTRIES CORPORATION, a Delaware corporation (the “Company”), FUTURA CORPORATION, an Idaho corporation (“Futura Corp.”), Susan D. Johnson (“Johnson”), The Susan D. Johnson Trust, a Utah trust (the “Trust”), and Ken Wells (“Wells”) (Futura Corp., Johnson, the Trust and Wells, each individually, a “Seller,” and collectively, “Sellers”), and THE WILLIAM L. BONNELL COMPANY, INC., a Georgia corporation (“Buyer”), and, in his capacity as Sellers’ Representative, Brent F. Lloyd.  The Company, each Seller and Buyer are referred to individually herein as a “Party,” and collectively, as the “Parties.”

RECITALS

A.          Sellers own all of the issued and outstanding shares of common stock with no par value (the “Shares”), of the Company; and

B.          Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein; and

C.          Contemporaneously with the execution of this Agreement, Sellers are delivering to Buyer employment agreements, to take effect upon the Closing Date, between the Company and each of Ken Wells, Adam Wells, Jared Bringhurst, Spencer Burt and Brett Francom on the other hand; and

D.          In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I.
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounting Principles” means, with respect to the calculation of Working Capital, Estimated Closing Working Capital, Closing Working Capital and Final Working Capital and the preparation of the Estimated Closing Working Capital Statement and the Final Working Capital Statement, the calculation methodology set forth on Exhibit B with the balance sheet account or line item determined in accordance with GAAP applied consistently with past practice.

“ACS” has the meaning set forth in Section 5.16.1.

“Actual Earn-Out EBITDA” means the aggregate EBITDA for the Company’s eleven fiscal month period beginning February 2017 and ending December 2017.

“Actual Earn-Out EBITDA Statement” has the meaning set forth in Section 2.4.5.3.

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“Adjustment” has the meaning set forth in Section 2.4.6.2.

“Adoption Date” has the meaning set forth in Section 5.4.4.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Landlord” means Rock N’ Roll Stew, LLC, a Utah limited liability company and an Affiliate of the Company.

“Affiliate Transaction” has the meaning set forth in Section 3.20.

“Agreement” has the meaning set forth in the preamble.

“Allocation” has the meaning set forth in Section 2.6.1.

“Asset Sale Tax Election” has the meaning set forth in Section 5.17.

“Audited Financial Statements” has the meaning set forth in Section 3.6.

“Balance Sheet” has the meaning set forth in Section 3.6.

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Benefit Plan” has the meaning set forth in Section 3.15.1.

“Business” means the Company’s business of designing, manufacturing, extruding, anodizing, fabricating and selling aluminum and associated products.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Boise, Idaho are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer’s Indemnified Parties” has the meaning set forth in Section 7.2.

“Buyer Benefit Plans” has the meaning set forth in Section 5.4.2.

“Buyer-Prepared Returns” has the meaning set forth in Section 5.18.1.

“Closing” has the meaning set forth in Section 2.5.

“Closing Accruals” means any customer rebates as of the Closing Date related to the fiscal year ending December 31, 2016 and any unpaid Management Incentive.

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“Closing Date” has the meaning set forth in Section 2.5.

“Closing Working Capital” means the Working Capital as of the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Continuing Employee” has the meaning set forth in Section 5.4.1.

“Company 401(k) Plan” has the meaning set forth in Section 5.4.3.

“Company Intellectual Property” means all Intellectual Property owned by the Company.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.11.2.

“Company Welfare Plans” has the meaning set forth in Section 5.4.5.

“Confidentiality Agreement” means the Letter Agreement regarding confidentiality and non-disclosure dated as of May 16, 2016 between Buyer and the Company.

“Conflict Minerals” has the meaning assigned to it under Section 1502 of the Dodd‑Frank Act, and the regulations promulgated thereunder.

“Covered Country” has the meaning assigned to it under Section 1502 of the Dodd‑Frank Act, and the regulations promulgated thereunder.

“Data Room” means the electronic documentation site established by DataSite on behalf of Sellers containing the documents set forth in the index included in Section 1.01(a) of the Disclosure Schedules as of the date hereof.

“Deductible” has the meaning set forth in Section 7.4.1.

“Deferred Bonus Plan” means the Futura Industries Corporation 2011 Deferred Bonus Plan, as amended effective June 1, 2016.

“Direct Claim” has the meaning set forth in Section 7.5.3.

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.4.6.3.

“Dollars or $” means the lawful currency of the United States.

“Earn-Out Escrow Amount” means cash in the amount of $5,000,000 to be deposited with the Escrow Agent and held in a segregated account pursuant to the Escrow Agreement.

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“EBITDA” has the meaning set forth in Section 2.4.5.1.

“EBITDA Adjustment Payment” has the meaning set forth in Section 2.4.5.4.

“EBITDA Shortfall” has the meaning set forth in Section 2.4.5.4.

“Effective Time” means 12:01 a.m., Salt Lake City, Utah time on the Closing Date.

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, including any Tax lien, pledge, mortgage, deed of trust, security interest, charge, claim, attachment, levy, charge, reservation, restriction, imposition or other similar encumbrance, including easements, rights-of-way and encroachments, conditional sale or title retention arrangement or any other interest in any property or assets (or the income or profits therefrom), whether designed to secure the payment of indebtedness or otherwise, whether consensual or nonconsensual and whether arising by agreement or under any Law, or otherwise.

“Environmental Claim” means any action, suit, claim, judicial complaint, governmental order, investigation or other legal proceeding brought by any Person and alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from:  (a) the presence of, Release of or exposure to any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means (a) any Law relating to the generation, use, handling, treatment, storage, Release, disposal or transportation of any Hazardous Material, or (b) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Hazardous Substances Transportation Authorization Act of 1994, 49 U.S.C. §§ 5101 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.; the Endangered Species Act of 1973, 16 U.S.C. 1531 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300(f) et seq. with any amendments or reauthorization thereto or thereof, and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents.

“Environmental Notice” means any written notice of violation, demand, inquiry, request for information, citation, summons, order or infraction from a domestic Governmental Authority respecting any Environmental Claim relating to (a) the presence of, Release of or exposure to any Hazardous Materials; or (b) actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

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“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that, together with the Company, is, or during the preceding six (6) years was, treated as a single employer under Section 414 of the Code or ERISA.

“Escrow Agent” means KeyBank National Association.

“Escrow Agreement” means the Escrow Agreement among Buyer, Sellers’ Representative and Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit A.

“Escrow Amount” means the sum of the Earn-Out Escrow Amount, Regular Indemnity Escrow Amount and the Limited Tax Indemnity Escrow Amount.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.4.1.1.

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.4.1.1.

“Estimated Phase IV Post-Closing Costs” has the meaning set forth in Section 2.4.3.2.

“Exemption Certificates” has the meaning set forth in Section 5.18.7.

“Expansion” has the meaning set forth in Section 5.16.1.

“Expansion Post-Closing Costs” has the meaning set forth in Section 2.4.4.1.

“Expansion Post-Closing Statement” has the meaning set forth in Section 2.4.4.1.

“Expansion Purchase Price Payment” has the meaning set forth in Section 2.4.3.

“Expansion Scope” has the meaning set forth in Section 5.16.2.

“Facilities” means all buildings, structures, improvements and fixtures located on any Real Property.

“Facility Renovations” has the meaning set forth in Section 5.16.1.

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“Final Working Capital” means the average of the month-end Working Capital for each of the twelve (12) months beginning May 2016 and ending April 2017, with each month ending date defined consistently in accordance with the Company’s accounting policies, but in no event shall the average be greater than $12,680,000 or be less than $11,740,000.  For the avoidance of doubt, if the average of the month-end Working Capital for each of the twelve (12) months beginning May 2016 and ending April 2017 is (i) greater than $12,680,000, then Final Working Capital shall be $12,680,000, or (ii) less than $11,740,000, then Final Working Capital shall be $11,740,000.

“Final Working Capital Statement” has the meaning set forth in Section 2.4.2.1.

“Financial Statements” has the meaning set forth in Section 3.6.

“Form 8023” has the meaning set forth in Section 5.17.1.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“Futura Corp.” has the meaning set forth in the preamble.

“GAAP” means United States generally accepted accounting principles in effect for the relevant period of time.

“Governmental Authority” means any transnational, domestic, foreign, federal, state, municipal, provincial or local government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, decision, citation, ruling or award entered by or with any Governmental Authority.

“H11 Lease” has the meaning set forth in Section 5.15.

“Hazardous Materials” means:  (a) any chemical, waste, substance or material (whether solid, liquid or gas) designated, listed, defined or classified by a Governmental Authority as (i) a contaminant or pollutant or (ii) ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious, mutagenic or otherwise hazardous under applicable Environmental Law; or (b) petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, mold, mycotoxin, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“Indebtedness” means (without duplication):  (a) all obligations of the Company for borrowed money; (b) all obligations, contingent or otherwise, of the Company evidenced by bonds, debentures, notes or other similar instruments (including any notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by the Company) and any other contingent and off-balance sheet liabilities, undisclosed liabilities and unpaid restructuring charges; (c) all obligations in respect of letters of credit, performance bonds, surety bonds or similar instruments issued on behalf of the Company to the extent drawn, called for payment or otherwise due and payable, and bankers’ acceptances issued for the account of the Company; (d) any commitment by which the Company assures a creditor against loss, other than contingent indemnification obligations of the Company incurred in the ordinary course of the Business pursuant to Material Contracts and under which the Company owes no indemnification payments; (e) any indebtedness guaranteed in any manner by the Company (including guarantees in the form of an agreement to repurchase or reimburse); (f) any liabilities or obligations under capitalized leases for which the Company is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations the Company assures a creditor against loss; (g) any indebtedness or liabilities secured by an Encumbrance on any of the assets of the Company; (h) any net liabilities of the Company with respect to interest rate or currency swaps, collars or similar hedging agreements; and (i) any accrued interest, prepayment premiums or penalties related to any of the foregoing.

“Indebtedness Payoff Amount” has the meaning set forth in Section 2.2.1.

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Independent Accountants” has the meaning set forth in Section 2.4.6.3.

“Intellectual Property” has the meaning set forth in Section 3.11.1.

“Interim Balance Sheet” has the meaning set forth in Section 3.6.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.6.

“Interim Financial Statements” has the meaning set forth in Section 3.6.

“Inventory” means all inventory, merchandise or finished goods of a type that the Company sells in the ordinary course of the Business, including work-in-progress, raw materials, packaging, labels and supplies used or consumed in the manufacture, production, shipment or sale of other Inventory, and any prepaid deposits for any of the foregoing.

“Johnson” has the meaning set forth in the preamble.

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge, after reasonable inquiry, of those persons set forth on Section 1 of the Disclosure Schedules.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” means the Real Property leased, occupied or used by the Company for the Company’s Business pursuant to a Lease, together with all Facilities thereon and all easements, rights of way and other appurtenances thereto, which shall include the real property subject to the New P‑2 Lease.

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“Leases” means any and all leases, subleases, concessions, licenses and other similar agreements (whether written or oral) in connection with the occupancy or use of Real Property, including all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto.

“Limited Tax Indemnity Escrow Amount” means cash in the amount of $22,500,000 to be deposited with the Escrow Agent and held in a segregated account pursuant to the Escrow Agreement.

“Losses” means losses, damages (including natural resource damages), liabilities, Taxes, costs or expenses, including reasonable attorneys’ fees.

“Major Customers” has the meaning set forth in Section 3.23.1.

“Major Suppliers” has the meaning set forth in Section 3.23.2.

“Management Incentive” means any accrued and unpaid management incentive for the fiscal year ending December 31, 2016 and any transaction bonus, discretionary bonus, success fee, equity award, change-of-control payment, phantom equity payout, “stay put” or other compensatory payment obligations that becomes payable upon the Closing, including the Vested Amount payable to Jared Bringhurst at Closing under the Deferred Bonus Plan and the severance payable to Johnson pursuant to the Separation Agreement.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect on (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby.  Notwithstanding the foregoing, “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to:  (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism or the escalation or worsening thereof; (v) any action expressly required or permitted by this Agreement or any action taken (or omitted to be taken) with the prior written consent of or at the prior written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (viii) any natural or man-made disaster or acts of God; (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided, however, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (x) and effects that are cured by Sellers prior to Closing; provided, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) or (vi) does not have a materially disproportionate negative effect on the Company or the Business, taken as a whole, as compared to other companies in similar industries.

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“Material Contracts” has the meaning set forth in Section 3.9.1.

“New 401(k) Plan” has the meaning set forth in Section 5.4.4.

“New P‑2 Lease” means the Lease Agreement, entered into as of June 3, 2016, between the Affiliate Landlord, as landlord, and the Company, as tenant, for building P‑2.

“New Welfare Plans” has the meaning set forth in Section 5.4.5.

“Outside Closing Date” has the meaning set forth in Section 8.1.2.1.

“Party” or “Parties” has the meaning set forth in the preamble.

“Pay-Off Letters” means, collectively, the pay-off letters from the Company’s lenders and creditors with respect to the repayment of outstanding Indebtedness to such lenders and creditors as of immediately prior to the Closing, as set forth on Section 2.2.1 of the Disclosure Schedules.  Each Pay-Off Letter will provide for (a) the release and termination of all Encumbrances (other than Permitted Encumbrances), if any, on any of the assets of the Company associated with the Indebtedness subject to such Pay-Off Letter upon the receipt of the amount specified therein to be paid on the Closing Date; and (b) the delivery of, or authorization or agreement to file, a Uniform Commercial Code termination statement or other appropriate release document with respect to any such Encumbrance following repayment of the outstanding amount specified in the Pay-Off Letter.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10.1.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Phase IV” has the meaning set forth in Section 5.16.1.

“Phase IV Post-Closing Costs” has the meaning set forth in Section 2.4.4.2.

“Phase IV Post-Closing Costs Shortfall” has the meaning set forth in Section 2.4.4.2.

“Phase IV Post-Closing Statement” has the meaning set forth in Section 2.4.4.2.

“Phase IV Scope” has the meaning set forth in Section 5.16.2.

“Post-Closing Statement” has the meaning set forth in Section 2.4.6.1.

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“Post-Closing Straddle Period” has the meaning set forth in Section 5.18.2.

“Pre-Closing Customer Transactions” has the meaning set forth in Section 5.18.7.

“Pre-Closing Straddle Period” has the meaning set forth in Section 5.18.2.

“Privileged Communications” has the meaning set forth in Section 10.12.3.

“Pro Rata Share” means, with respect to each Seller, the quotient obtained by dividing (a) the number of the Shares owned by such Seller as set forth on Section 3.3.1 of the Disclosure Schedules by (b) the total number of issued and outstanding Shares set forth in Section 3.3.1.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Disbursement Amount” means the amount equal to Purchase Price (a) plus any remaining cash of the Company (net of all outstanding checks) as of the Effective Time, (b) plus the amount required to pay and discharge in full on the Closing Date the notes receivable made by Johnson and Wells in favor of the Company, (c) plus or minus the Working Capital Closing Adjustment, (d) plus the Expansion Purchase Price Payment, (e) minus the Estimated Phase IV Post Closing Costs, if any, (f) minus the sum of the Indebtedness Payoff Amount, the Transaction Expenses, the Earn-Out Escrow Amount, the Regular Indemnity Escrow Amount, the Closing Accruals and any Indebtedness identified in the Purchase Price Disbursement Certificate and not included in the Indebtedness Payoff Amount.

“Purchase Price Disbursement Certificate” has the meaning set forth in Section 6.2.3.5.

“Qualified Benefit Plan” has the meaning set forth in Section 3.15.2.

“Real Property” means the real property owned, leased or subleased by the Company, together with all Facilities located thereon and appurtenances related thereto, which shall include the real property subject to the New P‑2 Lease.

“Regular Indemnity Escrow Amount” means the sum of $7,500,000 to be deposited with the Escrow Agent and held in a segregated account pursuant to the Escrow Agreement.

“Release” means: (a) any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture) of Hazardous Materials; and (b) the abandonment of barrels, tanks, containers or other closed receptacles containing Hazardous Materials.

“Releasees” has the meaning set forth in Section 5.7.

“Release Date” has the meaning set forth in Section 7.4.7.

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“Remedial Action” means any action to investigate, remediate, remove, abate, clean up, dispose or monitor any Release or threatened Release of Hazardous Materials.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.4.6.2.

“Restricted Area” has the meaning set forth in Section 5.22.2.

“Review Period” has the meaning set forth in Section 2.4.6.1.

“Sale Income Taxes” has the meaning set forth in Section 7.7.

“Schedule Supplement” has the meaning set forth in Section 5.3.

“Seller” or “Sellers” has the meaning set forth in the preamble.

“Seller-Prepared Returns” has the meaning set forth in Section 5.18.1.

“Sellers’ Indemnified Parties” has the meaning set forth in Section 7.3.

“Sellers’ Representative” has the meaning set forth in Section 9.1.

“Separation Agreement” means the Separation Agreement and Release of Claims dated January 13, 2017 between Johnson and the Company.

“Settlement Agreement” has the meaning set forth in Section 5.16.1.

“Shares” has the meaning set forth in the recitals.

“SNDA” means a subordination, non-disturbance and attornment agreement between the Company, on the one hand, and any lender that holds a monetary Encumbrance or any ground lessor that is a party to a ground lease on the Leased Real Property, on the other hand, dated on or before the Closing Date in a form mutually agreeable to Buyer and each such lender or ground lessor, whereby, in the event that the lender forecloses on any Leased Real Property or ground lessor declares a default under the ground lease, such lender or ground lessor agrees not to disturb the Company’s occupancy and use of such Leased Real Property pursuant to the terms and conditions of the Lease between the Company and the lessor or sublessor of the Leased Real Property, and the Company shall attorn to such lender’s, third party purchaser’s or ground lessor’s rights as lessor or sublessor thereunder.

“Statement of Objections” has the meaning set forth in Section 2.4.6.2.

“Straddle Period” has the meaning set forth in Section 5.18.2.

“Straddle Period Tax Return” has the meaning set forth in Section 5.18.2.

“Target Working Capital” means $12,680,000.

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“Taxes” means all federal, state, local, foreign and other income, capital gains, gross receipts, sales, use, production, ad valorem, transfer, franchise, recording, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, insurance premium, social security (or similar), documentary, recapture, alternative or add-on minimum, estimated, excise, severance, environmental, workers compensation, value added, stamp, occupation, escheat, unclaimed property, estimated, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return, statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.5.1.

“Transaction Expenses” means all fees, expenses and other payment obligations of the Company and Sellers payable (a) to third party service providers that are incurred or to be incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the Closing and the consummation of the transactions contemplated hereby, including out-of-pocket costs, fees and expenses of or to financial advisors (including Wells Fargo), attorneys, accountants and other service providers; (b) in connection with obtaining consents required from third parties to the Material Contracts set forth on Section 3.5.1 of the Disclosure Schedules; and (c) the premiums for the “tail” or “run-off” insurance policies required by Section 5.6.

“Transfer Taxes” has the meaning set forth in Section 5.14.

“Tredegar” means Tredegar Corporation, a Virginia corporation and the ultimate parent entity of Buyer.

“Trust” has the meaning set forth in the preamble.

“Undisputed Amounts” has the meaning set forth in Section 2.4.6.3.

“Vested Amount” has the meaning set forth in Section 3.15.7.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Wells” has the meaning set forth in the preamble.

“Wells Fargo” means Wells Fargo Securities, LLC, a Delaware limited liability company, who is serving as financial advisor to Sellers and the Company in connection with the transactions contemplated hereby.

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“Working Capital” means, as of any determination date, the amount calculated in accordance with the Accounting Principles and Exhibit B.

“Working Capital Closing Adjustment” has the meaning set forth in Section 2.4.1.2.

“Working Capital Post-Closing Adjustment” has the meaning set forth in Section 2.4.2.2.

ARTICLE II.
PURCHASE AND SALE

2.1          Purchase and Sale.  Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares for the consideration specified in Section 2.2.

2.2          Purchase Price.  Subject to the Closing and post-Closing adjustments set forth in Section 2.4, the aggregate purchase price for the Shares shall be $90,000,000 (the “Purchase Price”).  The Purchase Price shall be paid as follows:

2.2.1        To each holder of Indebtedness of the Company set forth on Section 2.2.1 of the Disclosure Schedules by wire transfer of immediately available funds to an account designated by such holder in writing, the aggregate amount of cash required to pay and discharge in full on the Closing Date all such Indebtedness as set forth in each holder’s Pay-Off Letter (the “Indebtedness Payoff Amount”).

2.2.2        To each Person identified on the Purchase Price Disbursement Certificate by wire transfer of immediately available funds to an account designated by such Person in writing, the corresponding amount of Transaction Expenses identified on the Purchase Price Disbursement Certificate.

2.2.3        To the Escrow Agent by wire transfers of immediately available funds to three (3) segregated accounts designated by the Escrow Agent no later than two (2) Business Days prior to the Closing Date, the Escrow Amount to be held and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement to satisfy any and all indemnification obligations of Sellers and the obligations set forth in Section 2.4.5.

2.2.4        To Futura Corp. by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers’ Representative to Buyer no later than two (2) Business Days prior to the Closing Date, Futura Corp.’s Pro Rata Share of the Purchase Price Disbursement Amount minus the Limited Tax Indemnity Escrow Amount.

2.2.5        To Johnson by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers’ Representative to Buyer no later than two (2) Business Days prior to the Closing Date, Johnson’s Pro Rata Share of the Purchase Price Disbursement Amount minus the aggregate amount of cash required to pay and discharge in full on the Closing Date the notes receivable made by Johnson in favor of the Company.

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2.2.6        To the Trust by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers’ Representative to Buyer no later than two (2) Business Days prior to the Closing Date, the Trust’s Pro Rata Share of the Purchase Price Disbursement Amount.

2.2.7        To Wells by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers’ Representative to Buyer no later than two (2) Business Days prior to the Closing Date, Wells’ Pro Rata Share of the Purchase Price Disbursement Amount minus the aggregate amount of cash required to pay and discharge in full on the Closing Date the note receivable made by Wells in favor of the Company.

2.3         Transactions to be Effected at the Closing.

2.3.1        At the Closing, Buyer shall deliver:

2.3.1.1          the Purchase Price (a) plus any remaining cash of the Company (net of all outstanding checks) as of the Effective Time, (b) plus or minus the Working Capital Closing Adjustment, (c) plus the Expansion Purchase Price Payment, (d) minus the Estimated Phase IV Post Closing Costs, if any, (e) minus the sum of the Indebtedness Payoff Amount, the Transaction Expenses, the Escrow Amount, the Closing Accruals, any Indebtedness identified in the Purchase Price Disbursement Certificate and not included in the Indebtedness Payoff Amount, by wire transfers of immediately available funds to Sellers to the accounts designated by Sellers’ Representative in accordance with Sections 2.2.4, 2.2.5, 2.2.6 and 2.2.7;

2.3.1.2          evidence that Buyer has paid the Indebtedness Payoff Amount to each holder of Indebtedness set forth on Section 2.2.1 of the Disclosure Schedules and the Transaction Expenses to each Person identified in the Purchase Price Disbursement Certificate and deposited the Escrow Amount with the Escrow Agent, in each case by wire transfer of immediately available funds to the accounts designated by each such Person pursuant to Sections 2.2.1, 2.2.2 and 2.2.3, respectively; and

2.3.1.3          all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.3 of this Agreement.

2.3.2        At the Closing, Sellers shall deliver to Buyer all agreements, documents, instruments or certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 6.2 of this Agreement.

2.4          Purchase Price Adjustments.

2.4.1        Working Capital Closing Adjustment.

2.4.1.1          At least three (3) Business Days before the Closing, Sellers’ Representative shall prepare and deliver to Buyer a statement setting forth his good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Effective Time (after giving effect to the transactions contemplated by this Agreement to occur by Closing and calculated in accordance with the Accounting Principles) and a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate of an officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with the Accounting Principles.  The calculation of Estimated Closing Working Capital in the Estimated Closing Working Capital Statement shall be subject to Buyer’s review and approval, which shall not be unreasonably withheld.

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2.4.1.2          The “Working Capital Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus the Target Working Capital.  If the Working Capital Closing Adjustment is a positive number, the Purchase Price shall be increased by the amount of the Working Capital Closing Adjustment.  If the Working Capital Closing Adjustment is a negative number, the Purchase Price shall be reduced by the amount of the Working Capital Closing Adjustment.

2.4.2        Working Capital Post-Closing Adjustment.

2.4.2.1          On or before June 15, 2017, Buyer shall prepare and deliver to Sellers’ Representative (i) a statement setting forth its calculation of Closing Working Capital, which statement shall contain a true and accurate balance sheet of the Company as of the Effective Time (after giving effect to the transactions contemplated by this Agreement to occur on or before June 15, 2017 and calculated in accordance with by the Accounting Principles), included in the calculation of Closing Working Capital, (ii) a statement setting forth its calculation of Final Working Capital, which statement shall contain a true and accurate balance sheet of the Company as of each month end included in the calculation of Final Working Capital (together, the statements described in this clause (ii) and the preceding clause (i) are referred to as the “Final Working Capital Statement”), and (iii) a certificate of an officer of Buyer that the Final Working Capital Statement was prepared in accordance with the Accounting Principles.

2.4.2.2          The post-closing adjustment (the “Working Capital Post-Closing Adjustment”) shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital plus the Target Working Capital minus the Final Working Capital.  If the Working Capital Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers, in accordance with each Seller’s Pro Rata Share, an amount equal to the Working Capital Post-Closing Adjustment.  If the Working Capital Post-Closing Adjustment is a negative number, Sellers shall pay to Buyer, in accordance with each Seller’s Pro Rata Share, an amount equal to the Working Capital Post-Closing Adjustment.  For the avoidance of doubt, Buyer is entitled to recover the Working Capital Post-Closing Adjustment directly from Sellers, in accordance with each Seller’s Pro Rata Share, and will not be required to make any claims against the Regular Indemnity Escrow Amount for the Working Capital Post-Closing Adjustment.

2.4.3        Facility Renovations Closing Adjustments.  Sellers shall pay for the total cost of the Phase IV portion of the Facility Renovations.  Buyer shall pay for $1,850,000 of the Expansion portion of the Facility Renovations (the “Expansion Purchase Price Payment”).  In furtherance of the foregoing, Sellers and Buyer have agreed upon adjustments to the Purchase Price as follows:

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2.4.3.1          The Purchase Price set forth in Section 2.2 shall be increased by the Expansion Purchase Price Payment.

2.4.3.2          If the cost of the Phase IV portion of the Facility Renovations has not been fully paid by the Company before Closing, then no later than three (3) Business Days prior to Closing, Sellers’ Representative and Buyer will agree on a reasonable estimate of the costs that were incurred but not paid prior to Closing and costs that will be incurred after the Closing in order to complete the Phase IV portion of the Facility Renovations (the “Estimated Phase IV Post-Closing Costs”).  The Purchase Price set forth in Section 2.2 shall be decreased by an amount equal to the Estimated Phase IV Post-Closing Costs.

2.4.4        Facility Renovations Post-Closing Adjustments.

2.4.4.1          Within forty-five (45) days after the completion of the Facility Renovations, Buyer shall prepare and deliver to Sellers’ Representative a statement (“Expansion Post-Closing Statement”) setting forth all costs incurred and actually paid by the Company on or after Closing for the Expansion portion of the Facility Renovations (“Expansion Post-Closing Costs”).  Sellers shall reimburse Buyer, in accordance with each Seller’s Pro Rata Share, for the Expansion Post-Closing Costs.  For the avoidance of doubt, Buyer is entitled to recover the Expansion Post-Closing Costs directly from Sellers, in accordance with each Seller’s Pro Rata Share, and will not be required to make any claims against the Regular Indemnity Escrow Amount for the Expansion Post-Closing Costs.

2.4.4.2          If the cost of the Phase IV portion of the Facility Renovations has not been fully paid by the Company before Closing, within forty-five (45) days after the completion of the Facility Renovations, Buyer shall also prepare and deliver to Sellers’ Representative a statement (“Phase IV Post-Closing Statement”) setting forth all costs incurred and actually paid by the Company on or after Closing for the Phase IV portion of the Facility Renovations (“Phase IV Post-Closing Costs”).  If the amount equal to the Estimated Phase IV Post-Closing Costs minus the Phase IV Post-Closing Costs is negative, then Sellers shall reimburse Buyer, in accordance with each Seller’s Pro Rata Share, for the absolute value of such negative amount (the “Phase IV Post-Closing Costs Shortfall”).  If the amount equal to the Estimated Phase IV Post-Closing Costs minus the Phase IV Post-Closing Costs is positive, then Buyer will reimburse Sellers, in accordance with each Seller’s Pro Rata Share, for such positive amount.  For the avoidance of doubt, Buyer is entitled to recover the Phase IV Post-Closing Costs Shortfall directly from Sellers, in accordance with each Seller’s Pro Rata Share, and will not be required to make any claims against the Regular Indemnity Escrow Amount for the Phase IV Post-Closing Costs Shortfall.

2.4.5        EBITDA Earn-Out Adjustment.

2.4.5.1          As used in this Agreement, “EBITDA” means the actual amount computed for a particular month from the Company’s “Income Statements” page of its monthly “Financial Statements” package equal to “Operating Income” minus “Sundry (Income) & Expense” minus “Profit Participation” plus depreciation and amortization.  Depreciation and amortization shall be an amount computed from the Company’s “Conversion Cost Analysis” page of its monthly “Financial Statements” package equal to “Depreciation - Dies/Tooling” plus “Broken/Obsolete Dies” plus “Depreciation - PP&E.”  An example copy of the relevant pages from the Company’s monthly “Financial Statements” package is attached as Exhibit C.  The financial information included in the “Financial Statements” package shall be prepared in accordance with GAAP consistently applied and shall exclude any Transaction Expenses and “pushdown” purchase accounting adjustments associated with the Buyer’s acquisition of the Company.

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2.4.5.2          For informational purposes only, for each of the first through third fiscal quarters of 2017 Buyer will deliver to Sellers’ Representative a statement of EBITDA for such fiscal quarter and the relevant pages from the Company’s monthly “Financial Statements” package in the form attached as Exhibit C for each of the three (3) months within such fiscal quarter fifteen (15) days after Tredegar files its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission for such fiscal quarter.

2.4.5.3          Within fifteen (15) days after Tredegar files its annual report on Form 10-K with the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2017, Buyer shall prepare and deliver to Sellers’ Representative and to the Escrow Agent (a) a statement setting forth its calculation of Actual Earn-Out EBITDA and the relevant pages from the Company’s monthly “Financial Statements” package in the form attached as Exhibit C for each of the three (3) months within the fourth calendar quarter of 2017 (the “Actual Earn-Out EBITDA Statement”) and the amounts payable to Buyer or to Sellers pursuant to Section 2.4.5.4; and (b) a certificate of an officer of Buyer that the Actual Earn-Out EBITDA Statement was prepared in accordance with this Section 2.4.5.

2.4.5.4          If the Actual Earn-Out EBITDA is less than $16,175,000 (such difference, the “EBITDA Shortfall”), then Buyer will be entitled to a payment from the Earn-Out Escrow Amount (the “EBITDA Adjustment Payment”) equal to the product of 5.56 multiplied by the EBITDA Shortfall; provided, however, that in no event shall Buyer be entitled to an EBITDA Adjustment Payment greater than $5,000,000, nor shall Buyer be required to make any additional payments pursuant to this Section 2.4.5 if the Actual Earn-Out EBITDA exceeds $16,175,000.  For example, if the Actual Earn-Out EBITDA is $15,925,000, then the EBITDA Adjustment Payment payable to Buyer pursuant to this Section 2.4.5 shall equal $1,390,000 (i.e., ($16,175,000 - $15,925,000) x 5.56 = $1,390,000).  After payment of the EBITDA Adjustment Payment to Buyer, the Escrow Agent will pay any amounts remaining in the Earn-Out Escrow Amount to Sellers, in accordance with each Sellers’ Pro Rata Share.  The Escrow Agent will make any payments contemplated by this Section 2.4.5.4 after the resolution of any disputes regarding the Actual Earn-Out EBITDA Statement in accordance with Section 2.4.6.2 or Section 2.4.6.6 and the terms of the Escrow Agreement.

2.4.5.5          From the date hereof until December 31, 2017, Buyer shall not, and shall cause the Company to not, take any action, directly or indirectly, the primary intent or purpose of which is to avoid or reduce the Actual Earn-Out EBITDA.  Notwithstanding the foregoing, (a) the Company’s 2017 fiscal year will end on December 24, 2017 even though the Company’s 2017 fiscal year, if Closing had not occurred, would have ended on December 30, 2017, and (b) as a result, the Actual Earn-Out EBITDA shall be equitably increased by an amount equal to the product of the Company’s net sales for December 25 through 30, 2017 multiplied by 17.5%.

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2.4.6        Examination and Review.

2.4.6.1          Examination.  After receipt of the Final Working Capital Statement, Expansion Post-Closing Statement, Phase IV Post-Closing Statement or Actual Earn-Out EBITDA Statement (in each case, as applicable, the “Post-Closing Statement”), Sellers’ Representative shall have fifteen (15) days (the “Review Period”) to review any such Post-Closing Statement.  During the Review Period, Sellers’ Representative and Sellers’ Representative’s accountants (at Sellers’ Representative’s own cost) shall have the right to examine invoices or other documentation supporting the applicable Post-Closing Statement, including work papers used or generated in connection with the preparation of the applicable Post-Closing Statement, and to prepare a Statement of Objections (defined below).

2.4.6.2          Objection.  On or prior to the last day of the Review Period, Sellers’ Representative may object to the Post-Closing Statement by delivering to Buyer a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ Representative’s disagreement therewith (the “Statement of Objections”).  If the Statement of Objections is for the Actual Earn-Out EBITDA Statement, Sellers’ Representative will also deliver a copy thereof to the Escrow Agent.  If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Post-Closing Statement shall be deemed to have been accepted by Sellers and the payment required under Sections 2.4.2.2, 2.4.4.1 or 2.4.4.2 or 2.4.5.4 as applicable (in each case, the “Adjustment”), shall be made in accordance with the provisions thereof (including the terms of the Escrow Agreement if the Statement of Objections, or lack thereof, is for the Actual Earn-Out EBITDA Statement).  If Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers’ Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Adjustment and the Post-Closing Statement with such changes as may have been previously agreed in writing by Buyer and Sellers’ Representative shall be final and binding.

2.4.6.3          Resolution of Disputes.  If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then only those amounts remaining in dispute, if any (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”), shall be submitted for resolution to the office of Deloitte & Touche LLP or, if Deloitte & Touche LLP is unable to serve, Buyer and Sellers’ Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than the Company’s, Sellers’ or Buyer’s auditing firm (the “Independent Accountants”) who shall resolve the Disputed Amounts only and make any adjustments to the Adjustment, as the case may be, and the applicable Post-Closing Statement.  The Parties agree that they will instruct and permit the Independent Accountants (a) to decide only the specific Disputed Amounts (and not any Undisputed Amount) regardless of the materiality of such Disputed Amounts and (b) further to decide each Disputed Amount within the range of values assigned to each such item in the Post-Closing Statement and the Statement of Objections, respectively.

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2.4.6.4          Fees of the Independent Accountants.  The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

2.4.6.5          Determination by Independent Accountants.  The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Post-Closing Statement and/or the applicable Adjustment shall be conclusive and binding upon the Parties.

2.4.6.6          Payments of Adjustment.  Except as otherwise provided herein, any payment of the Adjustment shall (a) be due (x) within five (5) Business Days of acceptance of the applicable Post-Closing Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.4.6.5 above; and (b) for Statements of Objections to Post-Closing Statements other than the Actual Earn-Out EBITDA Statement, be paid by wire transfer of immediately available funds to Buyer to such account as is directed by Buyer or to Sellers, in accordance with each Seller’s Pro Rata Share, to such account as directed by each Seller, as the case may be, or for a Statement of Objection to the Actual Earn-Out EBITDA Statement, be paid from the Earn-Out Escrow Amount as contemplated by Section 2.4.5.4 and the terms of the Escrow Agreement.

2.4.7        Withholding.  Notwithstanding anything to the contrary in this Agreement, Buyer and Escrow Agent will each be entitled to deduct and withhold from the amounts otherwise payment payable by it pursuant to this Agreement to any Person, including payments made under the Escrow Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information from any recipient of payments hereunder.  In the event that any amount is so deducted and withheld, and properly remitted to the appropriate Governmental Authority, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.  Promptly upon any determination by Buyer that Buyer believes an amount must be withheld under the Code or under any provision of state, local or foreign Tax Law, Buyer shall notify Sellers’ Representative in writing of such belief and the basis therefor and shall cooperate with Sellers’ Representative in using commercially reasonable efforts to eliminate or reduce such withholding requirement.

2.4.8        Adjustments for Tax Purposes.  Any payments made pursuant to Section 2.4 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

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2.5           Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) at the offices of Holland & Hart LLP, 222 Main St #2200, Salt Lake City, UT 84101 on February 15, 2017, at 10:00 a.m. Mountain time, to be effective as of the Effective Time; provided, however, that if the last of the conditions to Closing set forth in Article VI have not been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) by such date, then Closing will occur on the date that is two (2) Business Days following the date on which the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) or such other date, time or place is agreed to by Buyer and Sellers (the day on which the Closing takes place being the “Closing Date”); provided, further, that Buyer and Sellers intend that Closing will be effected, to the extent practicable, by conference call, the electronic delivery of documents (by fax, pdf or other electronic exchanges) and the prior physical exchange of certificates and certain other instruments to be held in escrow by outside counsel to the recipient party pending authorization by the delivering party (or its outside counsel) of their release on the Closing Date.  For Tax and accounting purposes, the Closing shall be effective as of the Effective Time.

2.6           Allocation.

2.6.1        Pursuant to Section 5.17, Sellers and Buyer have agreed to an Asset Sale Tax Election and in connection therewith, Sellers and Buyer further agree that (a) the Purchase Price, as increased by any liabilities of the Company as of the Closing Date, shall be allocated for income Tax purposes among the assets of the Company; and (b) as promptly as practicable, but no later than sixty (60) days after the Purchase Price is finally determined in accordance with Section 2.4.6, Buyer shall prepare a statement reflecting the allocation of the Purchase Price (and the assumed liabilities and all other capitalized costs) among the assets of the Company in a manner that is consistent with the allocation methodology provided by Section 338 of the Code (the “Allocation”).

2.6.2        Sellers’ Representative, on the one hand, and Buyer, on the other hand, each agrees to use reasonable best efforts to attempt to agree on the Allocation. If Buyer and Sellers’ Representative are able to agree on the Allocation, then (a) Buyer, Sellers and their Affiliates shall report, act and file all Tax Returns (including Internal Revenue Service Form 8883 and any applicable state income Tax Returns) in all respects and for all purposes consistent with such Allocation; (b) neither Buyer nor Sellers shall take any position (whether in Tax Returns or otherwise) that is inconsistent with the Allocation unless required to do so by applicable Law; and (c) Buyer and Sellers will make all subsequent Purchase Price adjustments, if any, consistent with this agreed Allocation.  If, despite their reasonable best efforts, Buyer and Sellers’ Representative are unable to agree within sixty (60) days after Buyer’s delivery of the Allocation to Sellers’ Representative, then Buyer and Sellers shall be permitted to file their respective federal tax Form 8883 and similarly applicable state income Tax Returns as they each determine to be correct.  For all purposes under this Agreement, to the extent permitted by applicable Law, any indemnification payments made pursuant to Article VII hereof will be treated as an adjustment to the Purchase Price as finally determined in accordance with Section 2.4.6 and will be reflected in the Allocation of the Purchase Price as finally determined in accordance with Section 2.4.6 among the assets of the Company in a manner consistent with the Allocation as either agreed or, if not agreed by Buyer and Sellers’ Representative, then as determined severally to be correct by Sellers’ Representative and Buyer.  Unless otherwise agreed to by Buyer and Sellers, the Allocation shall allocate any amounts of the Regular Indemnity Escrow Amount and the Earn-Out Escrow Amount that are released to Sellers pursuant to the Escrow Agreement (other than any such amounts treated as accrued, but unpaid interest) as allocable to residual goodwill and going concern value.

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ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

Sellers and the Company make the representations and warranties to Buyer contained in this Article III.

3.1           Authorization of the Company and Sellers.

3.1.1        The Company has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company.  This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Sellers and Buyer) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.1.2        Futura Corp. has all necessary corporate power and authority to enter into this Agreement, Trust has all necessary trust power and authority to enter into this Agreement, and Johnson and Wells each has full legal capacity and authority, in each case, to carry out each of their obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Sellers of this Agreement, the performance by Sellers of their obligations hereunder and the consummation by Sellers of the transactions contemplated hereby have been duly authorized by all requisite corporate, trust or other action, as applicable, on the part of Sellers.  This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by the Company and Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2           Organization, Authority and Qualification of the Company and Sellers.

3.2.1        The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its Business as it is currently conducted.  The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.  Section 3.2.1 of the Disclosure Schedules sets forth a complete and correct list of each director and officer of the Company.

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3.2.2        Futura Corp. is a corporation duly organized, validly existing and in good standing under the Laws of the State of Idaho and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.  Trust is a trust duly organized, validly existing and in good standing under the Laws of the State of Utah and has all necessary trust power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted.

3.3           Capitalization.

3.3.1        The authorized capital stock of the Company consists of five hundred thousand (500,000) shares of common stock, no par value, of which 188,515 shares are issued and outstanding and constitute the Shares.  All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Sellers, free and clear of all Encumbrances, other than those Encumbrances set forth on Section 3.3.1 of the Disclosure Schedules.  The number of Shares so owned by each Seller is set forth on Section 3.3.1 of the Disclosure Schedules.

3.3.2        There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.  The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.  There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

3.4           No Subsidiaries.  Company does not own, or have any interest in, any shares or have an ownership interest in any other Person.

3.5           No Conflicts; Consents.

3.5.1        The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:  (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; or (c) except as set forth on Section 3.5.1 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or permit the acceleration of any Material Contract or result in the imposition of any Encumbrances, with or without notice of lapse of time or both, on any properties or assets owned or used by the Company.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and as set forth on Section 3.5.1 of the Disclosure Schedules.

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3.5.2        The execution, delivery and performance by Sellers of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:  (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Futura Corp. or the constituent documents of the Trust; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or permit the acceleration of any contract to which any Seller is bound or by which such Seller’s assets are bound or result in the imposition of any Encumbrances on any of the Shares owned of record by such Seller, or to any Seller’s actual knowledge, any properties or assets used by the Company.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act.

3.6           Financial Statements.  Copies of the Company’s audited financial statements consisting of the balance sheet of the Company as of December 28, 2013, December 27, 2014 and December 26, 2015 and the related statements of operations, shareholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as of November 30, 2016 and the related statements of income and cash flow for the eleven (11)-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are attached to Section 3.6 of the Disclosure Schedules.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.  The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.  The balance sheet of the Company as of December 26, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of November 30, 2016 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

3.7           Undisclosed Liabilities.  The Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; and (b) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.

3.8           Absence of Certain Changes, Events and Conditions.  Except as expressly contemplated by the Agreement or as set forth on Section 3.8 of the Disclosure Schedules, since the Balance Sheet Date with respect to Sections 3.8.1, 3.8.3, 3.8.4, 3.8.5 and 3.8.19, and since the Interim Balance Sheet Date with respect to all other provisions of this Section 3.8, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any:

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3.8.1        event, occurrence or development that has had a Material Adverse Effect;

3.8.2        single or aggregate loss, damage, condemnation or destruction of or to, as applicable, any of the property of the Company (whether or not covered by insurance) with an aggregate value greater than $50,000;

3.8.3        material amendment of the charter, by-laws or other organizational documents of the Company;

3.8.4        split, combination or reclassification of any shares of its capital stock;

3.8.5        redemption, repurchase, issuance, sale or other acquisition or disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

3.8.6        declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

3.8.7        election, revocation or change to any Tax election or change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

3.8.8        other than ordinary course borrowings for working capital purposes under the Company’s existing lines of credit, incurrence or assumption of any Indebtedness unless, in each case, the amount was less than $50,000;

3.8.9        filing of any amended Tax Return, entering into any closing agreement, surrendering of any right to claim a refund of Taxes, settling or compromising any Tax liability, claim or assessment, extending or waiving the statute of limitations for any Tax liability or taking any other similar action relating to the filing of Tax Return or the payment of any Tax;

3.8.10      other than those Tax controversies described in Section 3.8.9, canceling or waiving any claims or rights of material value or discharging, settling or satisfying any disputed claim, litigation, arbitration, disputed liability or other controversy, including releasing of indebtedness owed to the Company, unless the amount in controversy was less than $50,000;

3.8.11      material revaluation of any of the assets of the Company, including writing off, writing down or writing up (or failure to write off, write down or write up in accordance with GAAP) the value of any Inventory, note or account receivable;

3.8.12      sale or other disposition of any of the assets shown or reflected on the Interim Balance Sheet, except in the ordinary course of business and except for any assets having an aggregate value of less than $50,000;

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3.8.13      mortgaging, pledging or otherwise encumbering any assets of the Company (other than a Permitted Encumbrance);

3.8.14      other than the Facility Renovations described in Section 5.16, making of a capital expenditure or a commitment therefor by the Company that is in excess of $50,000 individually or $100,000 in the aggregate;

3.8.15      any Affiliate Transaction or any arrangement or transaction with any Employee (or with any relative, beneficiary, spouse or Affiliate of such Employee);

3.8.16      entering into or amending any Material Contract other than those Material Contracts set forth on Section 3.9.1 of the Disclosure Schedules or terminating any agreement that would have been required to be set forth on Section 3.9.1 of the Disclosure Schedules but for such termination (except terminations that have occurred by the terms of any such agreement);

3.8.17      increase in the compensation of its Employees, other than as provided for in any written agreements or in the ordinary course of business;

3.8.18      adoption of any Benefit Plan or amendment or modification of any Benefit Plan other than the changes to the Benefit Plans contemplated by this Agreement or changes in the ordinary course of Business;

3.8.19      adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consenting to the filing of any bankruptcy petition against it under any similar Law; or

3.8.20      any agreement to do any of the foregoing, or taking or omitting to take any action that would result in any of the foregoing.

3.9           Material Contracts.

3.9.1        Section 3.9.1 of the Disclosure Schedules sets forth a complete and correct list of each of the following contracts and other agreements (whether written or oral) of the Company, including all amendments thereto (together with all Leases set forth on Section 3.10.2 of the Disclosure Schedules, collectively, the “Material Contracts”):

3.9.1.1          each agreement of the Company involving aggregate consideration in excess of $100,000 or requiring performance by any Party thereto more than one (1) year from the date hereof, unless, in each case, the Company may cancel without penalty by giving one hundred eighty (180) or fewer days’ notice;

3.9.1.2          each agreement of the Company with a customer that (a) includes any requirements or “take-or-pay” provision; (b) includes any “most favored customer” provision; (c) requires any retroactive adjustment to its terms as a result of any other subsequent agreement entered into with other parties; or (d) provides for the receipt or payment of a rebate;

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3.9.1.3          each agreement that relates to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $50,000;

3.9.1.4          each agreement that relates to the acquisition of (a) any business, stock or assets of any other Person, in each case involving amounts in excess of $25,000, or (b) any real property, in either the case of (a) or (b), whether by merger, sale of stock, sale of assets or otherwise;

3.9.1.5          each agreement relating to Indebtedness;

3.9.1.6          each swap, forward, future, option, hedge or similar agreement;

3.9.1.7          each Affiliate Transaction;

3.9.1.8          each agreement pursuant to which the Company licenses Intellectual Property from or to a Person (other than off-the-shelf licenses for software);

3.9.1.9          each agreement (a) that purports to limit or restrict the ability of the Company to enter into or engage in any market or line of business, other than an agreement that may be terminated or cancelled by each party thereto on ninety (90) days’ or fewer notice without payment of any material penalty or other payment obligation; or (b) by which any officer, director, shareholder or, to the Knowledge of Sellers, any Employee, agent, consultant or contractor of the Company is bound that purports to limit the ability of any of the foregoing to engage in or continue any conduct, activity or practice relating to the Business;

3.9.1.10        each agreement (other than Benefit Plans and the agreements contemplated by Section 3.9.1.11) that was entered into in the last two (2) years setting forth any of the terms or conditions related to, the employment or termination of employment of any Employee of the Company or the provision or termination of any professional services of any consultant or independent contractor of the Company (including former employees, consultants or independent contractors to the extent the terms of such agreements contain obligations that remain binding on any of the parties thereto);

3.9.1.11        each (a) agreement (other than Benefit Plans) that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated hereby; and (b) non-competition, consulting or deferred compensation arrangement (other than Benefit Plans) under which the Company owes compensation to any Person; and

3.9.1.12        each joint venture or partnership agreement, cooperative agreement and other agreement providing for the sharing of any profit of the Company or any such joint venture or partnership.

3.9.2        Sellers have previously made available to Buyer in the Data Room true and complete copies of all Material Contracts.  Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company, and to the Knowledge of Sellers, the other party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  The Company is not in breach of, or default under, any Material Contract.  To the Knowledge of Sellers, no party to any Material Contract intends to cancel, terminate or materially modify such Material Contract, and there are no disputes in connection therewith.

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3.10         Title to Assets; Real Property.

3.10.1      The Company has a good, valid and marketable fee simple title to, or a valid leasehold interest in, all Real Property and good and valid title to, or a valid leasehold interest in, all tangible personal property and other assets as reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date.  All such Real Property and other properties and assets are sufficient for the Company to conduct the Business after the Closing Date in substantially the same manner as it currently operates.  All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Encumbrances that will be removed prior to or at Closing pursuant to Section 5.19 and the following (collectively referred to as “Permitted Encumbrances”):

3.10.1.1        those items set forth on Section 3.10.1 of the Disclosure Schedules;

3.10.1.2        liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures with adequate reserves established therefor in accordance with GAAP;

3.10.1.3        mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business for amounts not yet due and payable;

3.10.1.4        easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property that they do not materially impair or materially interfere with the operation of the Business as currently conducted;

3.10.1.5        licenses of Company Intellectual Property as set forth on Section 3.9.1.8 of the Disclosure Schedules; or

3.10.1.6        other imperfections of title or Encumbrances, if any, that do not materially impair or materially interfere with the Company’s possessory rights under the Leases for the Leased Real Property.

3.10.2      Section 3.10.2 of the Disclosure Schedules set forth a complete and correct list of the addresses of all Leased Real Property and all Leases for each Leased Real Property, including the identification of the lessee and lessor thereunder, and (a) the Company’s possession and quiet enjoyment of the Leased Real Property has not been disturbed; (b) no security deposit or portion thereof has been applied in respect of a breach or default under any of the Leases for the Leased Real Property that has not been redeposited in full; and (c) other than the Leased Real Property set forth on Section 3.10.2 of the Disclosure Schedules, the Company does not have any other right, title or interest in Real Property, whether owned, leased or otherwise granted.

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3.10.3      Except as set forth on Section 3.10.3 of the Disclosure Schedules:

3.10.3.1        the other party to each Lease is not an Affiliate of the Company;

3.10.3.2        to Sellers’ Knowledge, there is no condemnation, expropriation or eminent domain proceeding of any kind pending or, threatened against any of the Leased Real Property, or any portion thereof, or other matters adversely affecting any of the Company’s occupancy and use thereof for the operation of the Business as currently conducted;

3.10.3.3        to Sellers’ Knowledge, no Encumbrances on the Leased Real Property could reasonably be expected to affect materially and adversely the Company’s use or occupancy of the Leased Real Property for the operation of the Business as currently conducted;

3.10.3.4        the Company has not collaterally assigned or granted any security interest in any of the Leases or any interest therein;

3.10.3.5        the Company has not subleased or granted any third party the right to use or occupy the Leased Real Property and there are no parties in possession of the Leased Real Property that are not entitled to such possession;

3.10.3.6        the Leased Real Property has, sufficient (in quality and quantity) water supply, storm and sanitary sewage facilities, telephone, gas, electricity, fire protection and other required public utilities and services necessary for the operation of the Business as currently conducted;

3.10.3.7        the Leased Real Property has sufficient access (both pedestrian and vehicular) for the operation of the Business as currently conducted and there is no condition that would result in the termination or impairment of such access; and

3.10.3.8        the Company does not owe, nor will owe in the future in connection with activities conducted prior to the Closing Date, any brokerage commissions or finder’s fees with respect to the Leased Real Property.

3.10.4      Except as set forth on Section 3.10.4 of the Disclosure Schedules and as described in Section 5.16 with respect to the Phase IV portion of the Facility Renovations, the Leased Real Property, plants, furniture, machinery, equipment, vehicles and other items of tangible personal property of Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such Leased Real Property, plants, furniture, machinery, equipment, vehicles and other items of tangible personal property of the Company is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

3.10.5      Section 3.10.5 of the Disclosure Schedules (a) identifies the location of any tangible asset of the Company not located at the Leased Real Property (other than Inventory in the process of being shipped in the ordinary course of business); and (b) sets forth each material asset other than Intellectual Property used by the Company in the conduct of the Business and not owned or leased by the Company.

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3.11         Intellectual Property.

3.11.1      “Intellectual Property” means any and all rights in and to any of the following in any jurisdiction throughout the world:  (a) trademarks, service marks trade dress, logos, trade names, corporate names, and their indicia of origin, together with all combinations thereof, including all applications, registrations and renewals and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrightable works, copyrights, including all applications, registrations and renewals related to the foregoing; (c) all inventions (whether patentable or not), invention disclosures, trade secrets and confidential and protectable business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (d) patents, patent applications and patent disclosures, together with all reissuances, divisions, continuations and renewals; (e) internet domain name registrations, internet addresses, websites and web pages; (f) computer software (including all source code, object code, data and related documentation); and (g) other intellectual property and related proprietary rights, interests and protections.

3.11.2      Section 3.11.2 of the Disclosure Schedules sets forth a complete and correct list of all currently effective (a) patents and patent applications, (b) trademark registrations and pending applications for registration, (c) copyright registrations and pending applications for registration and (d) internet domain name registrations owned by the Company (the “Company Registered Intellectual Property”).  All Company Registered Intellectual Property is subsisting, valid and enforceable and is not subject to any outstanding Governmental Order materially adversely affecting the Company’s use thereof or the Company’s rights thereto.  No claim has been asserted, and the Company has not received any threat regarding the ownership or validity of, any Company Registered Intellectual Property.

3.11.3      To the Knowledge of Sellers, no Person has infringed or misappropriated or is engaging in any activity that infringes the Company Intellectual Property.  The Company is not infringing and has not infringed or misappropriated the Intellectual Property of any third party.  No claim has been asserted, or, to the Knowledge of Sellers, threatened, and the Company has not received written notice alleging, that the Company has misappropriated any Intellectual Property of any third party or that any activity in the conduct of the Business is infringing the Intellectual Property rights of any third parties.

3.11.4      The Company owns the entire right, title and interest in and to all Company Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances or Encumbrances that will be removed at or prior to Closing pursuant to Section 5.19.  The Company owns or has the right to use and practice all Intellectual Property used to conduct the Business as currently conducted.  Subject to getting the consents set forth on Section 3.5.1 of the Disclosure Schedules, upon consummation of the transactions contemplated by this Agreement, the Company will be entitled to continue to use and practice such Intellectual Property to the same extent and under the same conditions it has heretofore used and practiced, where applicable, in the Business without any additional or extraordinary financial obligation (other than taxes and fees to a Governmental Authority) to any third party arising in connection with such Intellectual Property.

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3.12         Legal Proceedings; Governmental Orders.

3.12.1      Except as set forth in Section 3.12.1 of the Disclosure Schedules and for actions, suits, claims, investigations or other legal proceedings seeking monetary damages only (and no other remedy) in an amount less than $25,000, there are currently no, nor have there been during the past three (3) years any, actions, suits, claims, investigations or other legal proceedings pending or, to Sellers’ Knowledge, threatened (a) against or by the Company; (b) affecting the Business or the assets, properties or products of the Company or the conduct of the Business; (c) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; or (d) that could reasonably be expected to result in a revocation, cancellation, suspension or adverse modification of any Permit held by the Company that is necessary to conduct the Business as currently conducted.

3.12.2      There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or adversely affecting the Company or any of its properties or assets.

3.12.3      None of the representations and warranties contained in this Section 3.12 shall be deemed to relate to intellectual property matters (which are governed by Section 3.11), environmental matters (which are governed by Section 3.14), employee benefits matters (which are governed by Section 3.15), employment matters (which are governed by Section 3.16), tax matters (which are governed by Section 3.17), insurance matters (which are governed by Section 3.19) or product warranties matters (which are governed by Section 3.21).

3.13         Compliance With Laws; Permits.

3.13.1      The Company is in compliance in all material respects with all Laws applicable to it or its Business, properties or assets.  Without limiting the generality of the foregoing, neither the Company nor any director, officer, Employee or former employee of the Company, nor, to Sellers’ Knowledge, any agent thereof has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payments, kick-back or other payment to any Person, private or public, regardless of form, whether in money, property or services, (a) to obtain favorable treatment in securing business for the Company; (b) to pay for favorable treatment for business secured for the Company; or (c) to obtain special concessions, or for special concessions already obtained, in violation of any law, rule, regulation or other legal requirement applicable to the Company or in respect of the Business.  Neither the Company, any director, officer, Employee or former employee of the Company nor, to Sellers’ Knowledge, any agent of the Company has, established or maintained any fund or bank account for the Company or its Business that has not been recorded in the books and records of the Company.

3.13.2      All Permits required for the Company to conduct the Business as currently conducted have been obtained by it and are valid and in full force and effect.

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3.13.3      None of the representations and warranties contained in this Section 3.13 shall be deemed to relate to environmental matters (which are governed by Section 3.14), employee benefits matters (which are governed by Section 3.15), employment matters (which are governed by Section 3.16) or tax matters (which are governed by Section 3.17).

3.14         Environmental Matters.

3.14.1      Except as set forth in Section 3.14.1 of the Disclosure Schedules, the Company is in compliance in all material respects with all applicable Environmental Laws and has not, and Sellers have not, received from any Person any (a) Environmental Notice or Environmental Claim, or (b) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

3.14.2      Except as set forth in Section 3.14.2 of the Disclosure Schedules, the Company has obtained and is in compliance in all material respects with all Environmental Permits (each of which is disclosed in Section 3.14.2 of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the Business or assets of the Company.

3.14.3      Except as set forth in Section 3.14.3 of the Disclosure Schedules, to Sellers’ Knowledge, there has been no Release of Hazardous Materials with respect to the Business or assets of the Company or any Real Property currently owned, operated or leased by the Company or any real property previously owned, operated or leased by the Company at any time that currently gives rise to, or would reasonably be expected to result in, an Environmental Claim against Sellers or the Company, and neither the Company nor Sellers have received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the Business of the Company or, to the Knowledge of Sellers, any real property previously owned, operated or leased by the Company at any time (including, in each case, soils, groundwater, surface water, buildings and other structure located on any such Real Property) has been the location of a Release of any Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Sellers or the Company.

3.14.4      Sellers have previously made available to Buyer in the Data Room all non-privileged environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Business or assets of the Company, any currently owned, operated or leased Real Property or any real property previously owned, operated or leased by the Company or any predecessor in interest thereto that are in the possession or control of Sellers or the Company.  Such documents and information have been made available to Buyer pursuant and subject to the provisions of Section 4.7.

3.14.5      Except as set forth in Section 3.14.5 of the Disclosure Schedules, there has not been at any time any off-site shipment of any Hazardous Materials by the Company or, to the Knowledge of Sellers, by any predecessors in interest thereto that currently gives rise to, or would reasonably be expected to give rise to, material unresolved liabilities or obligations of the Company or a predecessor in interest thereto under any Environmental Law.

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3.14.6      The Company has not, nor, to the Knowledge of Sellers, has any predecessor in interest thereto, given any release or waiver of liability that would waive or impair any claim, demand or action related to any Release of any Hazardous Material in, on, under, to or from the Real Property or any real property previously owned, operated or leased by the Company or any predecessor in interest thereto against a previous owner or operator of the Real Property or such other real property or against any other Person who may be potentially responsible for such Release.

3.14.7      Except with respect to a Release of Hazardous Materials by the Company on, to, at or under the Real Property, neither the Company nor, to the Knowledge of Sellers, any predecessor in interest thereto has assumed by agreement (including any Governmental Order, Lease or sale-leaseback) or operation of law, or otherwise agreed to, an obligation to (a) indemnify or hold harmless any other Person for any violation of Environmental Law or any obligation or liability arising thereunder; or (b) assume any liability for any Release of any Hazardous Materials by any other Person or conduct any Remedial Action with regard to any Release of any Hazardous Materials by any other Person.

3.14.8      The representations and warranties set forth in this Section 3.14 are Sellers’ sole and exclusive representations and warranties regarding environmental matters.

3.15         Employee Benefit Matters.

3.15.1      Section 3.15.1 of the Disclosure Schedules sets forth a complete and correct list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to or required to be contributed to by the Company or any ERISA Affiliate, or under which the Company has any material liability for premiums or benefits (each, a “Benefit Plan”).  The Company has made available in the Data Room true and complete copies of (a) each Benefit Plan, including all amendments thereto, and all summary plan descriptions and other summaries thereof; (b) each trust agreement, annuity or insurance contract, or other funding instrument pertaining to each Benefit Plan; (c) the most recent determination letter (or opinion letter) issued by the Internal Revenue Service with respect to each Benefit Plan that is intended to be tax-qualified and a copy of any pending applications for such letters; (d) the two (2) most recent actuarial valuation reports for each Benefit Plan for which an actuarial valuation report has been prepared; (e) the two (2) most recent annual reports (Internal Revenue Service Form 5500 Series), including all schedules to such reports, if applicable, filed with respect to each Benefit Plan; (f) the most recent plan audits, financial statements and accountant’s opinion (with footnotes) for each Benefit Plan; (g) all relevant schedules and reports concerning the administrative costs, benefit payments, employee and employer contributions, claims experience, financial information and insurance premiums for each Benefit Plan; (h) an accurate and complete summary of the terms of any Benefit Plan that is not evidenced by a written plan document; and (i) all correspondence with Governmental Authorities concerning any Benefit Plan (other than as previously referenced above).

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3.15.2      Except as set forth on Section 3.15.2 of the Disclosure Schedules, each Benefit Plan and related trust complies in all material respects with all applicable Laws (including ERISA and the Code) and has been administered in accordance with its terms and in compliance with applicable Laws.  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Sellers’ Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service.  Except as set forth on Section 3.15.2 of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP and adequate reserves have been established for any contributions or premiums that are accrued but have not been paid.  With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to an Encumbrance under Section 430(k) of the Code.

3.15.3      Except as set forth on Section 3.15.3 of the Disclosure Schedules, no Benefit Plan:  (a) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA; (b) is a “multi-employer plan” (as defined in Section 3(37) of ERISA); (c) is a “multiple employer plan” within the meaning of Section 413(c) of the Code; or (d) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).  The Company does not have, and after Closing neither the Company nor Buyer will have, any liability under ERISA, the Code or other Law with respect to any plan maintained or previously maintained or contributed by an ERISA Affiliate.

3.15.4      Except as set forth on Section 3.15.4 of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

3.15.5      Except as set forth on Section 3.15.5 of the Disclosure Schedules:  (a) there are currently no, nor have there been during the past three (3) years, actions, suits, claims, investigations or other legal proceedings pending or, to Sellers’ Knowledge, threatened, relating to a Benefit Plan; and (b) no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

3.15.6      Except as set forth on Section 3.15.6 of the Disclosure Schedules, no Benefit Plan exists that could, as a result of the execution of this Agreement:  (a) result in the payment to any Employee, director or consultant of any money or other property; (b) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (c) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan.  Except as set forth on Section 3.15.6 of the Disclosure Schedules, no Benefit Plans exist that could result in “excess parachute payments” within the meaning of Section 280G(b) of the Code or require the Company to reimburse or otherwise “gross-up” any Person for any interest or additional tax set forth under Section 409A(a)(1)(B) of the Code.

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3.15.7      Jared Bringhurst is the only Person who is entitled to receive compensation or otherwise has any rights under the Deferred Bonus Plan.  The amount of Jared Bringhurst’s vested interest in the Deferred Bonus Plan (prior to reduction for applicable income and employment tax withholdings) will be equal to $109,863.86 as of the Closing Date, which shall be adjusted in accordance with Section 5.5 of the Deferred Bonus Plan if the Closing occurs on a date other than February 15, 2017 (the “Vested Amount”).

3.16         Employment Matters.

3.16.1      The Company is not a Party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees, nor is the Company a Party to, or bound by, any agreement with a labor organization with neutrality, card check or other provisions in respect of any of the Company’s Employees.  The Company is not the subject of any existing or, to Sellers’ Knowledge, threatened charge, claim, action or other legal proceeding asserting that the Company has committed an unfair labor practice or that is seeking to compel the Company to bargain with any labor organization.  Within the last three (3) years, (a) no labor union or labor organization has filed or, to Sellers’ Knowledge, threatened to file a union representation petition against the Company or otherwise engaged in union organizational activities with respect to its Employees or former employees; and (b) there has not been, nor to Sellers’ Knowledge any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

3.16.2      The Company is in compliance in all material respects with (a) all employment agreements and other agreements relating to employment set forth on Section 3.9.1.11 of the Disclosure Schedules and (b) all applicable Laws pertaining to labor relations, employment, employment practices, workers’ compensation, unemployment, terms and conditions of employment, joint employment, and wages and hours, including any such Laws respecting employment discrimination and occupational safety and health requirements, to the extent they relate to Employees.  Except as set forth on Section 3.16.2 of the Disclosure Schedules, (a) there are currently no actions, suits, claims investigations or other legal proceedings pending or, to Sellers’ Knowledge, threatened, against or by the Company and material to the Company and (b) there have not been during the past three (3) years any actions, suits, claims investigations or other legal proceedings pending or, to Sellers’ Knowledge, threatened, against or by the Company and material to the Company of an amount in controversy in excess of $50,000, in either the case of (a) or (b), relating to labor relations, unfair labor practices, employment practices, employment discrimination, harassment, retaliation, equal pay, wages and hours, terms and conditions of employment, joint employment, occupational safety and health, workers’ compensation, unemployment or any other employment related matter arising under applicable Laws.

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3.16.3      Within the past three (3) years, the Company has not engaged in any lay-offs of former employees or Employees that would trigger any notice or other requirements under the WARN Act.

3.16.4      To the Knowledge of Sellers, and to the extent the Company is permitted by Law to ascertain, none of the directors, officers or Employees of the Company is an unauthorized alien under, and within the past three (3) years, the Company has at all times complied in all material respects with, the U.S. Immigration Reform and Control Act of 1986 and its successor, if any, and any implementing regulations therefor.  To Sellers’ Knowledge, any and all documentation (including I-9s) prepared in conjunction with the hiring by the Company of Employees and former employees of the Company in the last two (2) years was completed in compliance with all applicable Laws in all material respects.  In the last two (2) years, the Company has not received any (i) Social Security mismatch letters from any Governmental Authority or (ii) written correspondence from INS/ICE regarding possible employment of unauthorized aliens.  The Company is in compliance in all material respects with all applicable state and federal Laws, regulations and official policies regarding use of the DHS E-Verify program and, if applicable, including compulsory use of E-Verify by certain state and federal contractors.

3.17          Taxes.

3.17.1      Except as set forth on Section 3.17 of the Disclosure Schedules:

3.17.1.1        The Company has timely filed (taking into account any valid extensions) with the appropriate Governmental Authority all material Tax Returns required to be filed by the Company.  Such Tax Returns are true, complete and correct in all material respects.  The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.  All material Taxes due and owing by the Company have been timely paid.

3.17.1.2        Futura Corp. has timely filed (taking into account any valid extensions) with the appropriate Governmental Authority all consolidated, combined or unitary material Tax Returns required to be filed by Futura Corp. that include the Company or with respect to which the Company could be liable. Such Tax Returns are true, complete and correct in all material respects. All material Taxes due and owing by Futura Corp. with respect to which the Company could be directly, indirectly or otherwise by liable have been timely paid.

3.17.1.3        No extensions or waivers of statutes of limitations with respect to any material Taxes or Tax Returns have been given by or requested from the Company.

3.17.1.4        To the Knowledge of Sellers, there are no actions, suits, claims, investigations or other legal proceedings by any Governmental Authority against the Company (or any Person that was included in the filing of a Tax Return with the Company on a consolidated, combined, unitary or similar basis) currently in progress, pending or threatened or proposed in respect of any Taxes or Tax Returns for which the Company is or may become liable.

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3.17.1.5        The Company is not a party to or bound by any Tax sharing agreement or similar arrangement (including indemnity agreements but excluding any commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to taxes).  The Company has no liability for the Taxes of any other Person as a transferee or successor.

3.17.1.6        All material Taxes that the Company is or was obligated to withhold or collect have been duly withheld or collected and, to the extent required, have been timely paid to the appropriate Governmental Authority.  The Company has complied with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts owing to any employee, independent contractor, creditor or other third party.

3.17.1.7        Other than Permitted Encumbrances, there are no Encumbrances with respect to Taxes on or against any of the assets of the Company.

3.17.1.8        The Company is not, and has never been, a member of an affiliated group with which it has filed (or been required to file) consolidated, combined, unitary or similar Tax Returns, other than a group of which the common parent is the Company or Futura Corp.

3.17.1.9        The Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income tax purposes.

3.17.1.10      The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (a) any adjustments under Section 481 of the Code (or any comparable adjustments under state, local or foreign Tax Law); (b) deferred intercompany gain or any excess loss account described in the Treasury Regulations under Section 1502 of the Code; (c) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (d) closing agreement as described in Section 7121 of the Code (or any corresponding provision under state, local or foreign Tax Law) executed on or prior to the Closing Date; (e) installment sale or open transaction disposition made on or prior to the Closing Date; (f) prepaid amount received on or prior to the Closing Date; or (g) any election made pursuant to Section 108(i) of the Code on or prior to the Closing Date.

3.17.1.11      All transactions and arrangements between the Company and an Affiliate of the Company have been conducted (or would be treated as having been conducted for U.S. federal income tax purposes) on an arm’s length basis.

3.17.1.12       The Company has not distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company been distributed, in a transaction to which Section 355 of the Code applies (a) in the two (2) years prior to the date of this Agreement; or (b) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

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3.17.1.13      No Seller is a foreign person for purposes of Section 1445 of the Code.

3.17.1.14      The Company is not, and has not been, a participant in to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

3.17.1.15      Neither Futura Corp. nor the Company has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

3.17.2      Except for certain representations as they relate to Taxes in Sections 3.3.1 (Ownership of Shares), 3.5 (No Conflicts; Consents), 3.6 (Financial Statements), 3.7 (Absence of Undisclosed Liabilities), 3.8 (Absence of Certain Changes), 3.10.1 (Permitted Encumbrances), 3.15 (Employee Benefits Matters) and 3.20 (Affiliate Transactions), the representations and warranties set forth in this Section 3.17 are Seller’s sole and exclusive representations and warranties regarding Tax matters; provided, however, that nothing in this Section 3.17.2 limits or otherwise restricts Sellers’ covenants and agreements pursuant to Section 5.18.

3.17.3      Section 3.17.3 of the Disclosure Schedules sets forth each jurisdiction (other than United States federal) in which the Company files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis.  The Company has not been informed in writing by any jurisdiction in which the Company does not file a Tax Return that the jurisdiction believes that the Company was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction.

3.17.4      The Company has made available to Buyer in the Data Room complete and correct copies of (a) all income, franchise and other material Tax Returns (or pro formas in the case of any consolidated or similar Tax Returns) filed by the Company for the last three (3) years; and (b) all correspondence received from, or sent to, a Governmental Authority relating to audits of such Tax Returns or otherwise pertaining to Taxes of the Company or assessments pertaining to such Tax Returns.

3.18         Brokers.  Except for Wells Fargo, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

3.19         Insurance.

3.19.1      Section 3.19.1 of the Disclosure Schedules sets forth a correct and complete list of all insurance policies for the benefit of or providing coverage for the Company or any of its assets (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements and including all self-insured or co-insurance programs).  All such insurance policies are in full force and effect, all premiums that are due and payable with respect thereto have been paid.  Neither the Company nor any Seller has received any written notice of cancellation of any such insurance policies for the past two (2) years and, to the Knowledge of Sellers, no threat has been made to cancel any insurance policy related to the Company during such period.

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3.19.2      Section 3.19.2 of the Disclosure Schedules sets forth a correct and complete list of all claims over $50,000 made by or on behalf of the Company under any of its insurance policies during the past three (3) years.

3.20         Affiliate Transactions.  Except as set forth on Section 3.9.1.7 of the Disclosure Schedules, there are no, and during the past three (3) years there have not been, any agreements, contracts or any other binding transactions between or among the Company, on the one hand, and any Seller or any Affiliate of a Seller (other than the Company) or any of their respective shareholders, directors or officers or any immediate family members thereof, on the other hand (each, an “Affiliate Transaction”).  The Company receives management services from Futura Corp. and does not pay a management fee to Futura Corp. under a written or oral agreement.

3.21         Product Warranties.

3.21.1      The Company does not provide standard terms and conditions of sale (including providing no standard guarantees, warranties or indemnity provisions) for the products and services of the Business.

3.21.2      Except as set forth on Section 3.21 of the Disclosure Schedules:

3.21.2.1        No unresolved product or service warranty, recall, product liability or similar claim exists or, to the Knowledge of Sellers, is threatened, against or by the Company or in connection with the Business or any product manufactured, sold or distributed by, or in connection with any service provided by, the Company, including (a) claims or allegations of personal injury, death or property or economic damages; (b) product recalls (voluntary or involuntary); (c) claims for punitive or exemplary damages; (d) claims for contribution or indemnification; or (e) claims for injunctive relief relating to the foregoing.  To the Knowledge of Sellers, there are no facts or circumstances that could reasonably give rise to any claims of the types described in the immediately preceding sentence.

3.21.2.2        During the past three (3) years, the Company has not manufactured or sold any products that were, at the time they were manufactured or sold, materially faulty or defective or did not comply with any and all warranties or representations expressly made or implied by or on behalf of the Company.

3.21.2.3        During the past three (3) years, no single product or service warranty, recall, product liability or similar claim has been made, against or by the Company or in connection with the Business or any product manufactured, sold or distributed by, or in connection with any service provided by, the Company that has resulted in incurred costs in excess of $50,000, including (a) claims or allegations of personal injury, death or property or economic damages; (b) product recalls (voluntary or involuntary); (c) claims for punitive or exemplary damages; (d) claims for contribution or indemnification; or (e) claims for injunctive relief relating to the foregoing.

3.22         Bank Accounts; Powers of Attorney.  Section 3.22 of the Disclosure Schedules sets forth a complete and correct list of all bank accounts and safe deposit boxes of the Company and the names of each Person authorized to draw on or access such accounts and safe deposit boxes.  Section 3.22 of the Disclosure Schedules also sets forth a complete and correct list of all powers of attorney entered into by the Company.

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3.23         Customers and Suppliers.

3.23.1      Section 3.23.1 of the Disclosure Schedules sets forth a complete and correct list of the top ten (10) customers of the Business (the “Major Customers”) as determined by the total annual sales thereto during the 2016 fiscal year. The Company is not a party to any material outstanding dispute with any of the Major Customers, no Major Customer has indicated to the Company or any Seller that it will cease to do business with the Company or that it will refuse to do business with Buyer or its Affiliates after the Closing and, to Sellers’ Knowledge, no Major Customer has ceased to do business with the Company.  Except as set forth on Section 3.23.1 of the Disclosure Schedules, the Company has not received written notice of, nor, to the Knowledge of Sellers, is there threatened, any loss of more than $50,000 of annual sales to any of the Major Customers.

3.23.2      Section 3.23.2 of the Disclosure Schedules sets forth a complete and correct list of the top ten (10) suppliers of goods and services to the Business (the “Major Suppliers”) as determined by the total annual purchases therefrom during the 2016 fiscal year.  The Company is not party to any material outstanding dispute with any of the Major Suppliers, no Major Supplier has indicated to the Company or any Seller that it will cease to do business with the Company or that it will refuse to do business with Buyer or its Affiliates after the Closing, and, to Sellers’ Knowledge, no Major Supplier has ceased to do business with the Company.  The Company has not received written notice of, nor, to the Knowledge of Sellers, is there threatened, any material increase in the price or material decrease in the available supply of any good or service supplied by any of the Major Suppliers.

3.24         Conflict Minerals.  Except as set forth on Section 3.24 of the Disclosure Schedules, to Sellers’ Knowledge, none of the Company’s products contain a Conflict Mineral necessary for the functionality or the production of the Company’s products whether manufactured by the Company, directly or indirectly, and regardless of whether the Conflict Mineral originated in the Democratic Republic of the Congo, another Covered Country or in a country outside of a Covered Country.

3.25         Inapplicability of Certain Laws.  The Company’s turnover in the United Kingdom is either less than £36,000,000 or the Company is not otherwise required to comply with the U.K. Modern Slavery Act 2015 and the regulations and guidance promulgated thereunder.  Further, the Company is not subject to the California Transparency in Supply Chains Act of 2010.

3.26         Disclosure.  No representation or warranty of Sellers or the Company in this Agreement (including the Disclosure Schedules) misstates a material fact or omits to state a material fact necessary to make the statements herein or therein, in the light of the circumstances in which they were made, not misleading.

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3.27         No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Sellers, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including the Confidential Information Memorandum prepared by Wells Fargo dated February 9, 2016 and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the representations and warranties to the Company and Sellers contained in this Article IV.

4.1           Organization and Authority of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Georgia.  Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2           No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:  (a) result in a violation or breach of any provision of the articles of incorporation or bylaws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except for the consents required (i) from Buyer’s and Tredegar’s respective boards of directors and (ii) pursuant to the Credit Agreement and Pledge and Security Agreement dated March 1, 2016 between Tredegar and JPMorgan Chase Bank, National Association, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act.

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4.3           Investment Purpose.  Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof.  Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.  Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.4           Brokers.  Except for Brookwood Associates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.5           Sufficiency of Funds.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement without any financing arrangement.

4.6           Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.7           Independent Investigation.  Buyer has conducted its own independent investigation, review and analysis of the Business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of Sellers and the Company for such purpose.  Buyer acknowledges and agrees that:  (a)  in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Sellers, the Company or any other Person has made any representation or warranty as to Sellers, the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V.
COVENANTS

5.1           Conduct of Business Prior to the Closing.  Except as set forth on Section 5.1 of the Disclosure Schedules, as provided in this Agreement or as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Closing, (a) Sellers shall, and shall cause the Company to:  (i) conduct the Business of the Company in the ordinary course of business;  and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, Business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company; and (b) Sellers shall not cause or permit the Company to take any action that would cause any of the changes, events or conditions described in Section 3.8 to occur.

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5.2           Access to Information; Investigation; Inventory and Accounting Books.

5.2.1        From the date hereof until the Closing, Sellers shall, and shall cause the Company to:  (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company or the Business, including all samples, reports, data and other information in the Company’s or its Representatives’ possession in connection with the Facility Renovations; (b) furnish Buyer and its Representatives with all interim financial and sales reports prepared on a regular basis by the Company and with all other financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Sellers, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company.  All requests by Buyer for access pursuant to this Section 5.2 shall be submitted or directed exclusively to the Company executive officers or such other individuals as Sellers may designate in writing from time to time.  Notwithstanding anything to the contrary in this Agreement, neither Sellers nor the Company shall be required to disclose any information to Buyer if such disclosure would, in Sellers’ reasonable discretion:  (x) cause significant competitive harm to Sellers or the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  From the date hereof until the Closing, without the prior written consent of Sellers’ Representative, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company concerning the transactions contemplated by this Agreement.

5.2.2        Prior to Closing, neither Buyer nor its Representatives will perform invasive or intrusive tests without the prior written consent of Sellers’ Representative, which consent Sellers’ Representative may not unreasonably withhold.  Should Buyer seek to perform invasive or subsurface investigations of the Real Property, Buyer shall provide prior written notice to Sellers’ Representative, including a work plan describing any such investigation it seeks to perform.  Any invasive or subsurface investigation by Buyer shall be conducted in such a manner as not to interfere with the normal operations of the Company.  Any such investigations shall be conducted by Buyer at such times, and in such manner, as Sellers’ Representative reasonably designates (taking into account the purposes of such investigations) in order to minimize any disclosure of the transactions contemplated by this Agreement.  Sellers’ Representative, or his designee, shall have the right to be present during such work, and have the right to require split samples of any testing.  Buyer shall deliver to Sellers’ Representative copies of all sample results that relate to Buyer’s tests and evaluations of the environmental or physical condition of the Real Property promptly after Buyer receives them.  Such work will be conducted consistent with all applicable federal, state and local Laws.  Buyer shall restore the Real Property to its condition existing immediately prior to testing following any and all invasive or intrusive tests.  Buyer shall indemnify, defend and hold Sellers harmless from any and all claims, damages and costs incurred by Sellers as a result of Buyer’s exacerbation of existing conditions on the Real Property or any event or condition caused by Buyer or Buyer’s agents that arises directly from Buyer’s inspections of the Real Property.

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5.2.3        On the Closing Date, Sellers will conduct a physical count of the Inventory, which Buyer’s accountants will be entitled to observe.

5.2.4        If Closing occurs on a day other than the day on which the Company performs its standard month-end closing of the books, Sellers agree to cause the Company to perform its standard month-end closing of the books procedures on the Closing Date as if the Closing Date were the day on which the Company would perform its standard month-end closing of the books.

5.2.5        Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.2.

5.3           Notification of Certain Developments.  From time to time from the date hereof until the Closing, upon any Seller or the Company obtaining knowledge that (a) a representation or warranty made by Sellers or the Company in this Agreement was not true when made or (b) a representation or warranty made by Sellers or the Company in this Agreement was true when made but has been rendered inaccurate by events occurring or circumstances arising after the date hereof, Sellers shall promptly supplement or amend the Disclosure Schedules hereto with respect to such representation or warranty (each a “Schedule Supplement”) and deliver such Schedule Supplement to Buyer.  Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.2 have been satisfied; provided, however, that exclusively with respect to a Schedule Supplement pursuant to clause (b) above, if Buyer has the right, but does not elect, to terminate this Agreement and proceeds with the Closing, then Buyer shall be deemed to have irrevocably waived any right to indemnification under Section 7.2 with respect to such matter.  For the avoidance of doubt, the proviso in the immediately preceding sentence does not apply to any Schedule Supplements delivered to Buyer pursuant to clause (a) above.

5.4           Employees; Benefit Plans.

5.4.1        Buyer shall not and shall cause the Company to not terminate the employment of any Employee at the Closing.  During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the employee’s termination of employment with the Company), Buyer shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing (“Company Continuing Employee”) with:  (a) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (b) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing; (c) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing; and (d) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing.

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5.4.2        With respect to any employee benefit plan maintained by Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employee is or becomes eligible to participate on or after the Closing, the Buyer Benefit Plan shall recognize all service of the Company Continuing Employees with the Company or its Affiliates prior to the Closing as if such service were with Buyer or its applicable Affiliate, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, that such service shall not be recognized to the extent that (a) such recognition would result in a duplication of benefits; or (b) such service was not recognized under the corresponding Benefit Plan.

5.4.3        Prior to, but effective as of, the Closing, Futura Corp. shall take all actions necessary or appropriate to (a) allow the Company Continuing Employees to continue participation in the Futura Corporation Savings Plan (the “Company 401(k) Plan”) on and after the Closing and until the Adoption Date (as hereinafter defined); and (b) require the Company 401(k) Plan to accept contributions or deferrals and participant loan payments by Company Continuing Employees and contributions by the Company on and after the Closing and until the Adoption Date.  Prior to the Closing, Futura Corp. shall cause the Company to advise the Company Continuing Employees of their right to continued participation in the Company 401(k) Plan until the Adoption Date.  Futura Corp. shall remain responsible for the administration of the Company 401(k) Plan with respect to the Company Continuing Employees until the Adoption Date; provided that Buyer shall cause the Company to timely transfer all employee and employer contributions to the trustee of the Company 401(k) Plan, timely notify Futura Corp. of any distributable event and otherwise comply with the terms of the Company 401(k) Plan as a participating employer of the Company 401(k) Plan.  Futura Corp. shall be responsible for the preparation and filing of Form 5500 with respect to the Company 401(k) Plan for the period after the Closing in which Company Continuing Employees remain eligible to participate in the Company 401(k) Plan.  The Company shall remain responsible for paying its allocated costs for the Company 401(k) Plan related expenses for the portion of the 2017 plan year during which the Company Continuing Employees participate in the Company 401(k) Plan. Such allocated Company 401(k) Plan expenses shall be determined by Futura Corp. in accordance with past practice and solely for the period in which the Company Continuing Employees participate in the Company 401(k) Plan.

5.4.4        Futura Corp. shall prepare or cause the preparation of a defined contribution plan that is intended to be qualified under Section 401(a) of the Code (the “New 401(k) Plan”).  The New 401(k) Plan shall be identical, in all material respects, to the Company 401(k) Plan except that only Company Continuing Employees shall be eligible to participate in the New 401(k) Plan.  The documents evidencing the New 401(k) Plan and the ancillary agreements described in this Section 5.4.4 shall be prepared and in a form suitable for adoption by the Company and reasonably acceptable to Buyer such that the New 401(k) Plan shall become effective on or about May 1, 2017 (the “Adoption Date”).  So long as Futura Corp. is making reasonable efforts to establish the New 401(k) Plan, failure to have the New 401(k) Plan ready for adoption by May 1, 2017 shall not constitute a breach of this Agreement.  As soon as practicable after the Adoption Date, the Company 401(k) Plan account balances, whether or not vested and including participant loans, of all participants who are Company Continuing Employees shall be transferred from the Company 401(k) Plan to the New 401(k) Plan.  Neither the Company, Buyer nor any Affiliate of Buyer shall have any liability under or with respect to the Company 401(k) Plan.  Prior to, but effective as of, the Adoption Date, the Company 401(k) Plan shall be amended such that as of the Adoption Date Company Continuing Employees shall not be eligible to participate therein.  Prior to the Adoption Date, Futura Corp. shall cause the preparation, for execution by the Company, of such ancillary agreements (including, but not limited to, a trust agreement, recordkeeping agreements, custodial agreements, fiduciary insurance and bond) as are necessary or appropriate for the implementation and operation of the New 401(k) Plan and such agreements shall be identical, in all material respects, to the corresponding agreements in effect on the date hereof for the Company 401(k) Plan and in a form reasonably acceptable to Buyer.  Prior to the Adoption Date Futura Corp. shall communicate the terms of the New 401(k) Plan to the Company Continuing Employees and advise the Company Continuing Employees that elections (deferral elections, investment directions, beneficiary designations, etc.) as in effect under the Company 401(k) Plan immediately before the Adoption Date shall remain in effect for purposes of the New 401(k) Plan until changed in accordance with the terms of the New 401(k) Plan.  Futura Corp. shall use commercially reasonable efforts to obtain the same service fee or rate charged by a service provider for a particular service under the New 401(k) Plan as the service fee or rate charged by the service provider for such service under the Company 401(k) Plan; provided that nothing in this Section 5.4.4 requires Futura Corp. to guarantee any particular service fee or rate to be charged by a service provider.

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5.4.5        Prior to, but effective as of, the Closing, each Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA) and that provides benefits to employees of employers other than the Company (the “Company Welfare Plans”) shall be amended such that as of the Closing, Company Continuing Employees shall not be eligible to participate therein.  Prior to, but effective as of, the Closing, Futura Corp. shall establish or cause the establishment of employee welfare benefit plans (as defined in Section 3(1) of ERISA) (the “New Welfare Plans”) that are identical, in all material respects, to the corresponding Company Welfare Plan except that only Company Continuing Employees and their dependents and beneficiaries shall be eligible to participate in the New Welfare Plans.  The New Welfare Plans shall assume and be responsible for claims incurred by Company Continuing Employees and their dependents and beneficiaries (including claims incurred under the Company Welfare Plans before the Closing), and the Company Welfare Plans shall remain responsible for claims incurred by participants who are not Company Continuing Employees and their dependents and beneficiaries (including claims incurred before the Closing).  Except with respect to claims assumed by the New Welfare Plans in accordance with this Section 5.4.5, neither the Company, Buyer nor any Affiliate of Buyer shall have any liability under or with respect to the New Welfare Plans.  Prior to, but effective as of, the Closing, Futura Corp. shall cause the Company to enter into such ancillary agreements (including, but not limited to, insurance contracts, recordkeeping agreements, claims processing agreements, stop loss insurance contracts, fiduciary insurance and bond) as are necessary or appropriate for the implementation and operation of the New Welfare Plans and such agreements shall be identical, in all material respects, to the corresponding agreements in effect on the date hereof for the Company Welfare Plans and in a form reasonably acceptable to Buyer.  Prior to the Closing Futura Corp. shall cause the Company to communicate the terms of the New Welfare Plans to the Company Continuing Employees.  Prior to, but effective as of, the Closing, Futura Corp. shall cause the Company to obtain such elections (coverage elections, beneficiary designations, elections under Section 125 of the Code, etc.) of the Continuing Company Employees as are necessary or appropriate for the implementation and operation of the New Welfare Plans.  Futura Corp. shall use commercially reasonable efforts to obtain the same service fee or rate charged by a service provider for a particular service under the New Welfare Plans as the service fee or rate charged by the service provider for such service under the Company Welfare Plans; provided that nothing in this Section 5.4.5 requires Futura Corp. to guarantee any particular service fee or rate to be charged by a service provider.

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5.4.6        On and after the Closing and the Adoption Date, Futura Corp. shall cooperate with Buyer and the Company and provide any information reasonably requested by Buyer or the Company with respect to the implementation and operation of the New 401(k) Plan and the New Welfare Plans.

5.4.7        This Section 5.4 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 5.4, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.4.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The Parties hereto acknowledge and agree that the terms set forth in this Section 5.4 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

5.5           Plant Closings and Mass Layoffs.  Buyer shall not, and shall cause the Company not to, take any action following the Closing that could result in WARN Act liability with respect to the Company or Sellers.

5.6           Director and Officer Indemnification and Insurance.  Prior to, but effective as of, the Closing, the Company shall, and Sellers shall cause the Company, at Sellers’ expense, to obtain as of the Closing Date “tail” or “run-off” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

5.7           Sellers’ Release.  Effective as of the Closing, each Seller, for and on behalf of itself, himself or herself, as applicable, and each of its, his or her, as applicable, respective Affiliates, does hereby irrevocably and unconditionally release, acquit, waive, relinquish, and forever discharge Buyer, the Company, and each of their respective Representatives (collectively, the “Releasees”) from all liabilities existing on the Closing Date arising under any contracts, debts or other obligations whatsoever, whether known or unknown, suspected or unsuspected, both at law and equity, that Sellers now have, have ever had, or may hereafter have against the Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company whether pursuant to its respective organizational documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained in this Section 5.7 will operate to (a) release any liabilities of Buyer based upon, arising out of or relating to this Agreement or the transactions contemplated hereby or (b) limit or otherwise restrict any rights set forth in Section 5.6.

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5.8           Confidentiality.  Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.8 shall nonetheless continue in full force and effect.

5.9           Governmental Approvals and Other Third-Party Consents.

5.9.1        Each Party hereto shall, as promptly as possible after the date hereof, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement, the closing of the transactions contemplated hereby and the performance of its obligations hereunder.

5.9.2        Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

5.9.3        All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions among Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Parties hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals.  Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

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5.10         Books and Records.

5.10.1      In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

5.10.1.1        retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

5.10.1.2        upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records.

5.10.2      In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Sellers shall:

5.10.2.1        retain the books and records (including personnel files) of Sellers which relate to the Company and its operations for periods prior to the Closing; and

5.10.2.2        upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

5.10.3      Neither Buyer nor Sellers shall be obligated to provide the other Parties with access to any books or records (including personnel files) pursuant to this Section 5.10 where such access would violate any Law or to the extent such books or records are Privileged Communications.

5.11         Closing Conditions.  From the date hereof until the Closing, each Party hereto shall, and Sellers shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

5.12         Public Announcements.  Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), including any rule of any applicable securities exchange on which the securities of Tredegar are traded, no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

5.13         Further Assurances.  Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

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5.14         Transfer Taxes.  All transfer, documentary, sales, use, stamp, recording, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (including any real property transfer Tax and any other similar Tax) shall be borne and paid when due fifty percent (50%) by Buyer and fifty percent (50%) by Sellers (the “Transfer Taxes”).  Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees.  Buyer and each Seller shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Laws in connection with the payment of such Transfer Taxes and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection herewith.

5.15         Lease of Building H11.  Futura Corp. is currently a guarantor of the Company’s Lease of Building H11 of the Freeport Center in Clearfield UT 84015 under that certain Lease Agreement dated as of January 9, 1976, as amended by that certain First Amendment to Lease dated September 30, 1988, that certain Second Amendment to Lease dated December 1, 1988, that certain Third Amendment to Lease dated April 19, 1991, that certain Fourth Amendment to Lease dated July 28, 2009 and that certain Fifth Amendment to Lease dated March 25, 2016 (“H11 Lease”).  At or prior to the Closing, Futura Corp. will be released as a guarantor of the H11 Lease in writing, and unless the landlord of the H11 Lease agrees otherwise, Buyer will agree in writing to guarantee the H11 Lease.

5.16         Facility Renovations.

5.16.1      The Company has mostly completed renovating its anodizing line (the “ACS”) located in Building H-11, Freeport Center, Davis County, Utah.  The renovations will (a) expand the ACS to increase its capacity (“Expansion”); and (b) complete the last phase of a four (4) phase project designed to conduct maintenance on the concrete floor and containment areas underneath the ACS and to address the terms of the Stipulation and Settlement Agreement between the Davis County Health Department and the Company dated October 11, 2013 (the “Settlement Agreement”) resolving a Notice of Violation issued to the Company dated August 15, 2013 (“Phase IV” and together with the Expansion, the “Facility Renovations”).  By letter dated January 27, 2017, the Davis County Health Department confirmed that the Company completed the Phase IV work in full satisfaction of the terms of the Stipulation and Settlement Agreement.

5.16.2      Phase IV of the Facility Renovations generally includes (a) relocating electrical, steam and chemical lines; (b) disconnecting and removing twenty-two (22) process tanks and replacing nine (9) of the twenty-two (22) tanks (four (4) stainless steel, three (3) steel encapsulated poly-propylene and two (2) stainless steel lined carbon steel rinse tanks); (c) removing the existing ACS; (d) excavation, disposal and replacement of soil with a pH less than two (2) or greater than twelve and one-half (12.5) or otherwise necessary for the structural stability of the Phase IV work, if any; (e) replacing the ACS with elastomer chemically resistant coated concrete; (f) returning all tanks to the correct process location supported by coated concrete blocks; and (g) replacing the current steel operator mezzanine with a fiberglass supported, and fiberglass decked, mezzanine.  The scope of work included in each of Phase IV of the Facility Renovations (the “Phase IV Scope”) and the Expansion (the “Expansion Scope”) is separately described in Section 5.16.2 of the Disclosure Schedules.

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5.16.3      Sellers covenant to perform or cause to be performed, prior to the Closing, in a good and workmanlike fashion and in accordance with all applicable Laws, (a)  the Phase IV Scope except for certain holes left in the exterior walls of the building where old ducting had connected to its scrubbers and (b) that portion of the Expansion Scope performed in whole or part prior to the Closing. Except with respect to Phase IV work related to the Settlement Agreement, which has been performed in full, any portion of the Phase IV Scope or the Expansion Scope that is not completed prior to Closing, may be completed by the Company after Closing and the costs thereof shall be allocated pursuant to Sections 2.4.3 and 2.4.4.

5.16.4      Pursuant to the terms of Section 2.4.3 of this Agreement, Sellers and Buyer have agreed upon an adjustment to the Purchase Price in order for Buyer to pay for the actual cost of the Expansion portion of the Facility Renovations up to $1,850,000 and for Sellers to pay for the actual cost of the Phase IV portion of the Facility Renovations.  Sellers shall be responsible for only the actual cost to complete the work in the manner and subject to the approvals described in Sections 5.16.1 and 5.16.2 as calculated in Sections 2.4.4.1 and 2.4.4.2, and in no event shall Sellers be responsible for any other costs incurred by the Company or Buyer arising out of or relating to the Facility Renovations, including any consequential, indirect or incidental cost incurred by the Company or Buyer for any delay in the completion of the Facility Renovations; provided, however, that notwithstanding the foregoing, Sellers shall be responsible for any breaches of any representations, warranties, covenants and agreements made by Sellers or the Company herein relating to the Facility Renovations, including pursuant to Section 5.16.3.

5.17         Asset Sale Tax Election.  An election under Section 338(h)(10) or Section 336(e) of the Code (and the corresponding elections under state or local Law, if any) shall be made with respect to the transactions contemplated by this Agreement (collectively, the “Asset Sale Tax Election”).  Buyer shall determine which of such elections apply to the transactions contemplated by this Agreement and shall notify Sellers’ Representative five (5) Business Days prior to the Closing Date of such determination, which determination shall be Buyer’s choice of election hereunder.  Buyer and Sellers shall join in the making of the Asset Sale Tax Election and Sellers shall include any income, gain, loss, deduction or other tax item resulting from the Asset Sale Tax Election on Sellers’ Tax Returns to the extent required by applicable Law.

5.17.1      If Buyer chooses to make an election under Section 338(h)(10) of the Code instead of Section 336(e) of the Code, Sellers shall deliver to Buyer at Closing a duly executed Internal Revenue Service Form 8023, which Buyer and Sellers shall jointly complete (the “Form 8023”), electing to treat the transactions contemplated by this Agreement as a qualified stock purchase under Section 338(h)(10) of the Code, and either Buyer or Sellers shall take such other actions as may be reasonably requested by the other Party to facilitate an election under Section 338(h)(10) of the Code, including joining in filing any comparable forms or other documents with respect to any state or local tax elections.  If Buyer chooses to make an election under Section 338(h)(10) of the Code instead of Section 336(e) of the Code, within thirty (30) days after Closing, Buyer shall provide to Sellers executed copies of Form 8023.

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5.17.2      If Buyer chooses to make an election under Section 336(e) of the Code instead of Section 338(h)(10) of the Code, within thirty (30) days after Closing, Buyer shall provide to Sellers’ Representative sufficient information to permit Sellers to prepare a Section 336(e) election statement in accordance with Treasury Regulation Section 1.336-2(h)(6), including the name, address and taxpayer identification number of Buyer and a copy of any gain recognition election made by Buyer pursuant to Treasury Regulation Section 1.336-4(c).  If Buyer chooses to make an election under Section 336(e) of the Code instead of Section 338(h)(10) of the Code, the Parties agree that this Agreement shall constitute the written, binding agreement to make the election under Section 336(e) of the Code, as referred to in Treasury Regulation Section 1.336-2(h)(1)(i).

5.18         Tax Matters.

5.18.1      Sellers’ Representative shall prepare, or cause to be prepared, and timely file, or cause to be timely filed:  (a) all income Tax Returns of the Company required to be filed relating to periods ending on or before the Closing Date, regardless of whether such income Tax Returns are filed before, on or after the Closing Date; (b) all other Tax Returns of the Company that are filed, or required to be filed (taking into account any valid extension of time to file), on or before the Closing Date; and (c) any amendments to the Tax Returns described in clauses (a) or (b) of this sentence (“Seller-Prepared Returns”).  Buyer shall prepare, or cause to be prepared, and shall timely file, or cause to be timely filed all Tax Returns of the Company not described in the immediately preceding sentence (“Buyer-Prepared Returns”).  Subject to Sections 5.14 and 5.18.2, Sellers shall be liable for and pay all Taxes due with respect to each Seller-Prepared Return (including all income Taxes resulting from the Asset Sale Tax Election) and Taxes of the Company that are allocable under this Agreement to taxable periods (or portions thereof) ending on or prior to the Closing Date.  For purposes of the covenant in the immediately preceding sentence, the term “Taxes” will include (x) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law; and (y) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.  Buyer or the Company shall be liable for and pay all Taxes due with respect to Buyer-Prepared Returns that are allocable under this Agreement to taxable periods (or portions thereof) beginning after the Closing Date.  Any refund or credit of Taxes paid by Sellers that are allocable to Seller-Prepared Returns or to Taxes of the Company that are allocable under this Agreement to taxable periods (or portions thereof) ending on or prior to the Closing Date shall be for the benefit of Sellers and Buyer shall pay any such refund or credit of Taxes allocable to time periods on or prior to the Closing Date to Sellers within thirty (30) days after Buyer receives such refund or credit.

5.18.2      For purposes of this Agreement, any Taxes with respect to the Company that are attributable to any taxable period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that extends before the Closing Date through and including the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 5.18.2.  Any Tax Return filed for a Straddle Period shall be referred to as a “Straddle Period Tax Return.”  Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Straddle Period Tax Returns.  Buyer shall present a draft thereof to Sellers’ Representative for Sellers’ Representative’s approval, which approval shall not be unreasonably withheld or delayed, at least thirty (30) days prior to the due date for filing any such Straddle Period Tax Return, in the case of income Tax Returns, and in such period of time prior to filing as Buyer shall reasonably determine to be practicable in the case of all other Tax Returns.  Buyer shall pay or cause to be paid all Taxes imposed or owed with respect to such Straddle Period Tax Returns for any Post-Closing Straddle Period, and Sellers shall pay or cause to be paid all Taxes imposed or owed with respect to such Tax Returns for any Pre-Closing Straddle Period.  If Buyer and Sellers’ Representative are unable to reach an agreement with respect to a Straddle Period Tax Return, Buyer and Sellers’ Representative shall submit the disputed issues to the Independent Accountant for resolution.  The decision of the Independent Accountant shall be final without appeal therefrom and the costs of the Independent Accountant shall be shared fifty percent (50%) by Sellers and fifty percent (50%) by Buyer.  Buyer and Sellers shall file the Straddle Period Tax Returns consistent with the findings of the Independent Accountant; provided, however, that if, as of the due date for filing any Straddle Period Tax Return, a final decision of the Independent Accountant has not been received with respect to such Straddle Period Tax Return, then Buyer shall be permitted to file such Straddle Period Tax Return as Buyer determines and upon the subsequent receipt of the final decision of the Independent Accountant, such Straddle Period Tax Return shall be amended, if necessary, to comply with such final decision of the Independent Accountant.

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5.18.3      Taxes accruing and payable for a Straddle Period shall be calculated as though the taxable period of the Company terminated as of the close of business on the Closing Date, provided that Taxes imposed on a periodic basis (including ad valorem Taxes) shall be allocated as between the Pre-Closing Straddle Period and the Post-Closing Straddle Period based on the relative number of days in each.  All Straddle Period Tax Returns shall be prepared, and all determinations necessary to give effect to the foregoing allocations shall be made, in a manner consistent with prior practice of the Company to the extent permitted by applicable Law.

5.18.4      After the Closing Date, neither Buyer nor any of its Affiliates shall amend, materially modify or otherwise change any Tax Return of the Company for any taxable periods ending on or prior to the Closing Date or any Straddle Periods, without the prior written consent of Sellers’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), except as otherwise required pursuant to applicable Law.

5.18.5      In connection with the preparation of Tax Returns, audit examinations and any proceedings relating to the Tax liabilities imposed on Buyer or Sellers, Buyer, on the one hand, and Sellers, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes.  The Party requesting assistance hereunder shall reimburse the other Party for reasonable out-of-pocket expenses incurred in providing such assistance.

5.18.6      All tax-sharing agreements or similar agreements (excluding any commercial agreements entered into in the ordinary course of business the primary purposes of which do not relate to Taxes), if any, with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

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5.18.7      From the date hereof until the Closing, Sellers shall cause the Company to undertake commercially reasonable efforts to obtain any available state and local sales or use tax exemption certificates or other documentation (the “Exemption Certificates”) from the Company’s customers in connection with transactions between the Company and such customers that have occurred or will occur from January 1, 2014 through the Closing (the “Pre-Closing Customer Transactions”), where such Exemption Certificates are required under Law in order for the Pre-Closing Customer Transactions to be exempt from state and local sales or use Tax (or any similar Tax).

5.18.8      As of the Closing, if Sellers have not obtained Exemption Certificates from the customers as described in Section 5.18.7, and only if the absence of such Exemption Certificates results in the corresponding Pre-Closing Customer Transactions with such customers being subject to state and local sales or use Tax (or any similar Tax) in a state or local taxing jurisdiction under applicable Law, then the following procedure shall apply:  Where the Company has not paid such Taxes to the applicable Governmental Authority prior to Closing, Buyer shall have the option to cause the Company to initiate its participation in a voluntary disclosure program or similar arrangement with such jurisdiction within sixty (60) days of Closing, in order to address such sales or use Tax liability.  Sellers shall reimburse Buyer for the fee, if any, charged by the state or local taxing jurisdiction for participating in such program or arrangement, as well as any Tax, penalties and interest determined to be due under such program or arrangement provided that Buyer acts in good faith to reduce, as much as possible, the amount of Tax, interest and penalty determined to be due as a result of any such participation.  If no such program or arrangement exists with respect to a particular state or local taxing jurisdiction, or if the Company is not eligible to participate in any such program or arrangement in a particular state or local taxing jurisdiction after reasonable efforts are undertaken by Buyer to participate in any such program, Buyer shall have the option to report and pay such Taxes, plus any corresponding penalties and interest as may be required under Law, within sixty (60) days of the Closing.  Sellers shall promptly reimburse Buyer for any such Taxes, penalties and interest so reported and paid.

5.19         Repayment of Indebtedness.  At or prior to Closing, Sellers shall cause (a) the Company to repay in full, in coordination with Buyer as set forth in Section 2.2.1, all Indebtedness owed to non-Affiliates pursuant to Pay-Off Letters and be released from any Encumbrances related thereto; (b) all guarantees by the Company of indebtedness of Affiliates be released along with any Encumbrances related thereto; and (c) all intercompany accounts between the Company, on the one hand, and Sellers or their Affiliates, on the other hand, to be forgiven, discharged, released or paid resulting in the release of the Company with respect to such intercompany account.

5.20         No Negotiation.  Until the earlier of the Closing or such time as this Agreement shall be terminated pursuant to Article VIII, Sellers shall not, and shall cause the Company, each of Sellers’ other Affiliates and each of their respective managers, members, officers, directors, employees, agents and representatives not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with or provide any information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any business combination transaction involving either the Company or the Business, including the sale of the Business or any of the assets of the Business or the sale or transfer (directly or indirectly) of any ownership interests in the Company.  In consideration for the substantial expenditures of time, effort and expense to be undertaken by Buyer in connection with the preparation and execution of this Agreement, Sellers and Buyer acknowledge that money damages would not be a sufficient remedy for any breach of this Section 5.20 by Sellers, with respect to itself, himself, herself, as applicable, or any of the other Persons described above and that, in addition to all other remedies, Buyer shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any breach of this Section 5.20.

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5.21         Use of Futura Name.

5.21.1      From and after the Closing, no Seller nor any Affiliate of any Seller shall (a) use the names “Futura Industries” or “Futura” or any confusingly similar names currently in use or formerly used by the Company involved in any business involving smelting, casting, designing, manufacturing, extruding, anodizing, fabricating or selling any kind of metal or plastics or related products, engaging in transportation or logistics activities related thereto or engaging in any other businesses in which the Business is engaged at Closing, or (b) oppose Buyer’s or its Affiliates use or registration of the names “Futura Industries,” “Futura” or other similar name currently in use or formerly used by the Company in connection with any business involving smelting, casting, designing, manufacturing, extruding, anodizing, fabricating or selling any kind of metal or plastics or related products, engaging in transportation or logistics activities related thereto or engaging in any other businesses in which the Business is engaged at and after Closing.

5.21.2      Additionally, within six (6) months of Closing, Sellers shall, and shall cause their Affiliates to, cease using any logos that are the same as or confusingly similar to any logos in use by the Company as of the Closing and having goodwill associated with such use by the Company.

5.22         Restrictive Covenants.

5.22.1      Sellers acknowledge that Buyer’s business and the business objectives of Buyer involve the acquisition of the Company, including confidential and proprietary information of the Company or relating to the Business, as well as the Business goodwill of the Company, for all of which Buyer will pay to Sellers good and valuable consideration at the Closing, the sufficiency of which is hereby acknowledged.  Sellers acknowledge that it would be unfair to divulge or use such information relating to the Company, the Business or Business goodwill in competition with Buyer after the Closing Date.  Therefore, no Seller shall use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals, personnel information or any other information concerning the Company or relating to the Business that is competitively sensitive, proprietary or confidential and would interfere with Buyer conducting the Business after the Closing Date, except on behalf of and with the written consent of Buyer or any of its Affiliates; provided, however, that the covenants contained in this Section 5.22 shall not apply to the following:  (a) information that is already in the public domain or generally available to Persons in the same or similar industries as the Company; (b) information that becomes part of the public domain or generally available to companies in the same or similar industries as the Company by publication or otherwise other than through any action on the part of Sellers or their Affiliates; or (c) information that Sellers are legally compelled to disclose, but only as to the disclosure that it is so compelled.

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5.22.2      Each Seller hereby agrees that, for a period of five (5) years after the Closing Date, it, he or she shall not engage, directly or indirectly, either as an owner, equity holder (other than as an equity holder of less than two percent (2%) of the issued and outstanding shares of a publicly traded company), employee, consultant or otherwise in any business activity or enterprise that would compete with the Business of the Company as it is currently conducted or proposed to be conducted as of the Closing Date (a) within any state, province or other jurisdiction in Canada, Mexico or the United States in which the Company conducted the Business in the twenty-four (24)-month period immediately preceding the Closing Date (the “Restricted Area”); or (b) on behalf of any Person outside the Restricted Area who intends to compete inside the Restricted Area in any way with the Business of the Company as it is currently conducted or proposed to be conducted as of the Closing Date.

5.22.3      Each Seller hereby agrees that, for a period of five (5) years after the Closing Date, it, he or she, as applicable, shall not, directly or indirectly, for its, his or her own benefit or the benefit of any other Person, solicit, attempt to solicit, call on, divert or attempt to divert from Buyer or any of its Affiliates or its successors in interest after the Closing Date, any customers or suppliers of the Company and the Business as of the Closing Date or the business or patronage of any such customers or suppliers of the Company and the Business as of the Closing Date or in any way interfere with, disrupt or attempt to disrupt any relationships existing as of the Closing Date between the Company or any of its Affiliates and any of the customers or suppliers or other individuals or entities with whom they deal in connection with the Business.

5.22.4      Each Seller hereby agrees that, for a period of five (5) years after the Closing Date, it, he or she, as applicable, shall not, directly or indirectly, either for its, his or her own benefit or the benefit of any other Person, hire any individual who is then employed by Buyer or any of its Affiliates or their successors in interest, or solicit or attempt to solicit or induce or attempt to induce any individual who is then employed by Buyer or any of its Affiliates or their successors in interest to leave his or her employment with Buyer or any of its Affiliates or their successors in interest.

5.22.5      Sellers acknowledge that, in view of the nature of Buyer’s business and the business objectives of Buyer in acquiring the Company, and the consideration paid to Sellers for the Company, the restrictions and covenants contained or referenced in this Section 5.22 are reasonably necessary to protect the legitimate business interests of Buyer and that any violation of such restrictions will result in irreparable injury and harm to Buyer and its Affiliates or their successors in interest, for which damages will not be an adequate remedy.  Sellers further acknowledge that Buyer shall be entitled to seek injunctive relief for a breach of any restriction contained in this Section 5.22 and that Sellers will not oppose such relief on the grounds that there exists an adequate remedy at law.  In the event any of the provisions of this Section 5.22 are determined by a court of competent jurisdiction to be contrary to any applicable Law, or for any reason to be unenforceable or invalid as written, the Parties acknowledge that such court, if permitted by applicable Law, may modify any of such provisions so as to permit enforcement thereof as so modified.

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ARTICLE VI.
CONDITIONS TO CLOSING

6.1           Conditions to Obligations of All Parties.  The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

6.1.1        The filings of Buyer and Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

6.1.2        No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

6.2           Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

6.2.1        The representations and warranties of the Company and Sellers contained in Article III that are qualified by materiality shall be true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), and the representations and warranties that are not so qualified by materiality shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

6.2.2        Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.2.3        Sellers shall have delivered, or caused to be delivered, to Buyer, the following documents each properly executed by the applicable parties and dated as of the Closing Date (unless an earlier date is agreed to between Buyer and Sellers), in form and substance reasonably acceptable to Buyer:

6.2.3.1          A certificate, dated the Closing Date and signed by a duly authorized officer of the Company and Futura Corp. and by the other Sellers, certifying that each of the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

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6.2.3.2          (a) a properly completed IRS Form W-9 from each Seller; (b) a certificate from each Seller certifying that such Seller is not a foreign person for the purposes of Sections 897 and 1445 of the Code; and (c) if Buyer chooses to make an election under Section 338(h)(10) of the Code instead of Section 336(e) of the Code, a signature attachment to IRS Form 8023 and all corresponding forms and certificates required by any state or local Governmental Authority (relating to the Asset Sale Tax Election) duly executed by Futura Corp.;

6.2.3.3          A certificate of the Secretary (or equivalent officer) of the Company (a) certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company and by Sellers authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted by the board of directors of the Company and by Sellers in connection with the transactions contemplated hereby and (ii) the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered hereunder on behalf of the Company; and (b) certifying as correct and complete (i) the copies attached thereto of the Company’s certificate of incorporation and bylaws, and (ii) the minute books and stock ledger, or copies thereof, of the Company that the Company made available to Buyer.

6.2.3.4          Certificates (a) of the Secretary (or equivalent officer) of Futura Corp. certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Futura Corp. authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted by the board of directors of Futura Corp. in connection with the transactions contemplated hereby and (ii) the names and signatures of the officers of Futura Corp. authorized to sign this Agreement and the other documents to be delivered hereunder on behalf of Futura Corp.; and (b) of an authorized Person on behalf of the Trust certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the governing body of the Trust authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted by the governing body of the Trust in connection with the transactions contemplated hereby; and (ii) the names and signatures of the officers of the Trust authorized to sign this Agreement and the other documents to be delivered hereunder on behalf of the Trust.

6.2.3.5          A certificate, executed by an officer of the Company, certifying as to the (a) unpaid Indebtedness as of the Closing Date to be paid by Buyer pursuant to Section 2.2.1 or otherwise deducted from the Purchase Price pursuant to Sections 2.2.4, 2.2.5, 2.2.6 and 2.2.7, (b) unpaid Transaction Expenses as of the Closing Date to be paid by Buyer pursuant to Section 2.2.2; and (c) Closing Accruals (the “Purchase Price Disbursement Certificate”);

6.2.3.6         Stock certificates evidencing the Shares, free and clear of Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank and with all required stock transfer tax stamps affixed.

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6.2.3.7          Consents of the third parties identified on Section 3.5.1 of the Disclosure Schedules.

6.2.3.8         A Payoff Letter from each holder of Indebtedness set forth on Section 2.2.1 of the Disclosure Schedules.

6.2.3.9          Resignations from those directors and officers of the Company requested by Buyer prior to the Closing Date.

6.2.3.10        The following Leased Real Property deliverables in addition to any consents required under Material Contracts required by Section 6.2.3.7:  (a) an estoppel certificate from each landlord, lessor, sublessor or third party tenants of any of the Leased Real Property, confirming, among other things, that there are no defaults thereunder and the status of all payments associated with each Lease relating thereto; (b) an SNDA with each Person holding a mortgage or ground lease on any Leased Real Property (or underlying fee interest); (c) with respect to the Leased Real Property subject to Leases with the Affiliate Landlord, documentation reasonably required by the title company issuing title insurance for such Leased Real Property, including any and all owner’s affidavits, memoranda of lease, affidavits of non-foreign status, GAP affidavits, non-imputation affidavits, articles of incorporation or other organizational documents, and any other documentation reasonably required by the title company to remove the standard exceptions from each title policy or add any endorsements to such title policy as reasonably requested by Buyer; and (d) a release of any and all monetary encumbrances of the Company on the Leased Real Property including, without limitation, that certain Agreement and Acknowledgement of Security Agreement, dated July 28, 2005, recorded in Davis County, Utah, in Book 3869, Page 145, in favor of Wells Fargo Bank, National Association.

6.2.3.11       An amendment to the New P‑2 Lease, between the Affiliate Landlord, as landlord, and the Company, as tenant, in the form attached hereto as Exhibit D.

6.2.3.12        Evidence that all guarantees of the Company, including those set forth in Section 3.9.1.5 of the Disclosure Schedules, have been terminated and any security interests on the Company’s assets related thereto have been released.

6.2.3.13        Evidence that the actions required by Sections 5.4.3 and 5.4.5 have been completed.

6.2.3.14        A consent of each Seller’s spouse, as applicable, effective on the date hereof; provided, however, that notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse of such Seller any rights in the Shares owned by such Seller that do not otherwise exist by operation of law or the agreement of Buyer, the Company and Sellers.

6.2.3.15        A release of the Company under the engagement letter with Wells Fargo in connection with the transactions contemplated hereby, if the Company is a party to such letter.

6.2.3.16        If not signed contemporaneously with this Agreement, employment agreements with each person contemplated in Recital C of this Agreement.

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6.2.3.17        Evidence that all stock option plans set forth on Section 3.15.1 of the Disclosure Schedules and the Deferred Bonus Plan have been terminated and all obligations thereunder satisfied.

6.2.3.18       An instrument executed by Jared Bringhurst in which he acknowledges and agrees that upon his receipt of the Vested Amount, all of his rights under the Deferred Bonus Plan have been satisfied and he is not entitled to any further payments or benefits thereunder.

6.2.3.19        The Escrow Agreement.

6.2.3.20        An instrument terminating each of (a) the Stock Transfer Restriction Agreement, dated as of August 26, 2005, between the Company and Wells and all stock option agreements between the Company and Wells, (b) the Stock Transfer Restriction Agreement, dated as of August 26, 2005, between the Company and Johnson and all stock option agreements between the Company and Johnson; and (c) the Transfer Agreement, dated as of January 2002 among the Company, Johnson and the Trust.

6.2.4        Sellers will have permitted Buyer and its Representatives, together with Representatives of Sellers and Representatives of the Company, to hold meetings, in person or by conference call, with any or all, in Buyer’s reasonable discretion, significant customers of the Company, including Major Customers, and significant customers of Buyer who are also customers of the Company, in which Buyer may ask questions, on subjects and in a manner agreed upon by Buyer and Sellers prior to such meetings, with respect to any such customer’s ongoing relationship with the Company.

6.3           Conditions to Obligations of Sellers.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

6.3.1        The representations and warranties of Buyer contained in Article IV that are qualified by materiality shall be true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), and the representations and warranties that are not so qualified by materiality shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

6.3.2        Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

6.3.3        Buyer shall have delivered, or caused to be delivered, to Sellers, the following documents each properly executed by the applicable parties and dated as of the Closing Date (unless an earlier date is agreed to between Buyer and Sellers), in form and substance reasonably acceptable to Sellers:

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6.3.3.1          A certificate signed by a duly authorized officer of Buyer that each of the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

6.3.3.2          A certificate of the Secretary (or equivalent officer) of Buyer certifying (a) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted by the board of directors of Buyer in connection with the transactions contemplated hereby, and (b) the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder on behalf of Buyer.

6.3.3.3          A certificate of the Secretary (or equivalent officer) of Tredegar certifying that (a) attached thereto are true and complete copies of all resolutions adopted by the board of directors of Tredegar approving this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, and (b) that all consents and other actions required pursuant to the Credit Agreement and Pledge and Security Agreement dated March 1, 2016 between Tredegar and JPMorgan Chase Bank, National Association have been obtained or performed.

6.3.3.4          The Escrow Agreement.

6.3.4        Buyer shall have delivered the Purchase Price pursuant to Section 2.3.1.1.

ARTICLE VII.
INDEMNIFICATION

7.1           Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 3.1 (Authorization of the Company and Sellers), 3.2 (Organization, Authority and Qualification of the Company and Sellers), 3.3 (Capitalization) and 4.1 (Organization and Authority of Buyer) shall survive the Closing indefinitely; and (b) the representations and warranties set forth in Section 3.14 (Environmental Matters), Section 3.15 (Employee Benefit Matters) and Section 3.17 (Tax Matters), shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations (including extensions thereof).  The representations and warranties set forth in clause (a) of the immediately preceding sentence are referred to as the “Fundamental Representations.”  Each of the covenants and agreements made in this Agreement to be performed prior to the Closing shall survive the Closing for a period of eighteen (18) months following the Closing Date, and each of the covenants and agreement made in this Agreement to be performed following the Closing shall survive the Closing until they are fully performed or terminate in accordance with their respective terms.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

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7.2           Indemnification By Sellers.  Subject to the limitations set forth in Section 7.4 and the other terms and conditions of this Article VII, Sellers shall jointly and severally indemnify Buyer, its Affiliates and subsidiaries (including the Company from and after the Closing), and their respective Representatives (collectively, “Buyer’s Indemnified Parties”) against, and shall defend and hold harmless Buyer’s Indemnified Parties from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer’s Indemnified Parties based upon, arising out of, with respect to or by reason of:

7.2.1        any inaccuracy in or breach of any of the representations or warranties of Sellers or the Company contained in this Agreement;

7.2.2        any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers or the Company pursuant to this Agreement;

7.2.3        any Indebtedness of the Company as of the Closing Date not satisfied at Closing pursuant to Section 2.2.1 (or otherwise deducted from the Purchase Price pursuant to Section 2.3.1.1), Transaction Expenses not satisfied at Closing pursuant to Section 2.2.2 or Closing Accruals that were not taken into account in the payment of the Purchase Price pursuant to Sections 2.2.4, 2.2.5, 2.2.6 and 2.2.7;

7.2.4        any claims for indemnification by directors or officers of the Company or other Persons entitled to indemnification from the Company (or any of its predecessors) arising from their service as a director, officer, employee or agent of the Company prior to the Closing under the certificate of incorporation or bylaws of the Company in effect prior to the Closing, under any other contract or by Law;

7.2.5        (a) any Release of or exposure by any Person to any Hazardous Material at, on, in, to, from or under the Real Property that occurred on or before the Closing Date, regardless of whether known or unknown at the Closing Date, including the subsequent migration of such Hazardous Materials on, under or from the Real Property and any ongoing Releases first occurring before the Closing Date, (b) any Environmental Claim against the Company or a predecessor thereto arising out of circumstances existing as of the Closing Date, whether or not known as of the Closing Date, (c) any violation by the Company of an Environmental Law or Environmental Permit issued thereunder that occurred before the Closing Date, whether or not known at the Closing Date, and (d) any Remedial Action related to any of the foregoing.  Notwithstanding anything to the contrary in this Section 7.2.5, Seller’s obligations jointly and severally to indemnify Buyer’s Indemnified Parties from and against any and all Losses shall not extend to any Losses, environmental conditions, or matters covered by this Section 7.2.5 to the extent exacerbated by Buyer; or

7.2.6        any claims by Johnson in connection with her separation from the Company and the Separation Agreement, other than amounts payable to Johnson included as Closing Accruals that were taken into account in the payment of the Purchase Price pursuant to Section 2.2.5.

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7.3           Indemnification By Buyer.  Subject to the limitations set forth in Section 7.4 and the other terms and conditions of this Article VII, Buyer shall indemnify Sellers, their Affiliates and their respective Representatives (collectively, the “Sellers’ Indemnified Parties”), against, and shall defend and hold Sellers’ Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Sellers’ Indemnified Parties based upon, arising out of, with respect to or by reason of:

7.3.1        any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

7.3.2        any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

7.4           Certain Limitations.  A Buyer’s Indemnified Party or a Sellers’ Indemnified Party making a claim under this Article VII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.”  The indemnification provided for in Sections 7.2 and 7.3 shall be subject to the following limitations:

7.4.1        The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Sections 7.2.1 or 7.3.1, as the case may be, until the aggregate amount of all Losses in respect of indemnification under Sections 7.2.1 or 7.3.1 exceeds $450,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible; provided; however, that the Deductible will not apply to any Loss with respect to Fundamental Representations or indemnification claims made pursuant to Sections 7.2.2, 7.2.3, 7.2.4, 7.2.5, 7.2.6 or 7.3.2.  With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Sections 7.2.1 or 7.3.1, as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $25,000 (which Losses shall not be counted toward the Deductible); provided; however, that the limitation described in this sentence will not apply to any Loss with respect to Fundamental Representations or indemnification claims made pursuant to Sections 7.2.2, 7.2.3, 7.2.4, 7.2.5, 7.2.6 or 7.3.2.

7.4.2        The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Sections 7.2.1 or 7.3.1 as the case may be, shall not exceed $8,000,000; provided; however, that the limitation described in this Section 7.4.2 will not apply to any Loss with respect to Fundamental Representations or indemnification claims made pursuant to Sections 7.2.2, 7.2.3, 7.2.4, 7.2.5, 7.2.6 or 7.3.2.

7.4.3        Payments by an Indemnifying Party pursuant to Sections 7.2 or 7.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom (a) any insurance proceeds actually received by the Indemnified Party in respect of any such claim; (b) any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim; and (c) any express and specific reserve set forth with respect to such Losses on the Final Working Capital Statement; provided, however, that if the Indemnified Party actually receives insurance proceeds or such other indemnity, contribution or similar payment after payment to the Indemnified Party by an Indemnifying Party of an indemnification payment hereunder, the Indemnified Party shall promptly reimburse the Indemnifying Party to the extent of any duplicate recovery by the Indemnified Party up to the aggregate amount of such indemnification payment.

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7.4.4        In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive damages relating to the breach or alleged breach of this Agreement, except to the extent any such punitive damages are required to be paid to a third party in respect of a Third-Party Claim.

7.4.5        Buyer’s Indemnified Parties shall be required to recover indemnifiable Losses (a) first from the Regular Indemnity Escrow Amount (up to the remaining balance of the Regular Indemnity Escrow Amount while held pursuant to the Escrow Agreement); and (b) thereafter by proceeding directly against each Seller for such indemnifiable Losses up to such Seller’s Pro Rata Share of such indemnifiable Losses on a per-Loss basis; provided, however, that subsection (a) of this Section 7.4.5 will not apply to indemnifiable Losses with respect Fundamental Representations or indemnification claims made pursuant to Section 7.2.2, 7.2.3, 7.2.4, 7.2.5 or 7.2.6.

7.4.6        Buyer and Sellers agree that if a claim for indemnification may be made (a) by a Buyer Indemnified Party under Section 7.2.1 and under one or more of Sections 7.2.2, 7.2.3, 7.2.4, 7.2.5 and 7.2.6 the claim will be treated as a claim under Section 7.2.2, 7.2.3, 7.2.4, 7.2.5 or 7.2.6, as applicable (and not as a claim under Section 7.2.1), or (b) by a Seller Indemnified Party under Section 7.3.1 and under Section 7.3.2, the claim will be treated as a claim under Section 7.3.2 (and not as a claim under Sections 7.3.1), and in either the case of clause (a) or (b) above, the applicable Indemnified Party will not be entitled to recover more than once for such claim.

7.4.7        On the date that is eighteen (18) months after the Closing Date (the “Release Date”), the balance of the Regular Indemnity Escrow Amount shall be released pursuant to the terms of the Escrow Agreement; provided, however, that for the avoidance of doubt, any portion of the Regular Indemnity Escrow Amount that the Escrow Agent is required to retain pursuant to the terms of the Escrow Agreement related to unresolved claims made by Buyer on or prior to the Release Date will be held by the Escrow Agent until all such claims are resolved in accordance with the terms of this Agreement and the Escrow Agreement.

7.4.8        For the avoidance of doubt, notwithstanding any other provision of this Agreement, from and after the Closing Date, no Seller nor any Sellers’ Indemnified Party shall have (a) any right to make an indemnification claim against the Company pursuant to the indemnification provisions of this Article VII; or (b) any right of contribution from the Company in connection with an indemnification claim made by any Buyer’s Indemnified Party against such Seller pursuant to the indemnification provisions of this Article VII.

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7.5          Indemnification Procedures.

7.5.1        Third-Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced thereby, which may include forfeiting rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail and specificity and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party against any Loss that may result from the Third-Party Claim, it will be entitled, by giving written notice to the Indemnified Party within the shorter of (a) fifteen (15) Business Days after receipt of notice from the Indemnified Party; or (b) five (5) Business Days prior to any deadline for filing pleadings or similar documents imposed by a Governmental Authority with jurisdiction over the Third-Party Claim to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Indemnifying Party may not assume the defense of such Third-Party Claim if (i) it would reasonably be expected that the Indemnified Party will owe a greater portion of any Losses in connection with the Third-Party Claim than the Indemnifying Party; (ii) a material part of such Third-Party Claim seeks equitable relief; or (iii) the Indemnified Party has provided the Indemnifying Party with written notice that it has failed or is failing, in a material manner, to diligently defend such claim, and such failure remains uncured for at least five (5) Business Days following delivery of such written notice.  In the event that the Indemnifying Party so assumes the defense of any Third-Party Claim, subject to Section 7.5.2, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party, and the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to notify the Indemnified Party in writing of its election to defend within the time period specified above, the Indemnified Party may, subject to Section 7.5.2, pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.  Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.8) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

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7.5.2        Settlement of Third-Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.5.2.  If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim without any finding or admission of any violation of Law, or the rights of any Person, by any Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 7.5.1, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

7.5.3        Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced thereby, which may include forfeiting rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and specificity and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim.  During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected its right to dispute such claim.  If the Indemnifying Party responds within such thirty (30)-day period and thereafter wishes to dispute the Direct Claim, the parties will resolve their dispute in accordance with Section 10.10.  If there is no dispute as to a Direct Claim or, in the case of a dispute, if a Loss is deemed to be due after resolution of the dispute in accordance with Section 10.10, the Indemnifying Party will promptly pay or cause to be paid to the Indemnified Party (by wire transfer of immediately available funds or from the Regular Indemnity Escrow Amount, as applicable, in accordance with the provisions of and limitations imposed by Section 7.4) the amount of any valid, undisputed or resolved, as applicable, Direct Claims.

7.5.4        Power and Authority of Sellers’ Representative.  For the avoidance of doubt, this Section 7.5 is subject to Section 9.4 with respect to the power and authority of Sellers’ Representative on behalf of Sellers and the other Sellers’ Indemnified Parties.

7.6           Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

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7.7           Limited Tax Indemnification.  Subject to this Section 7.7 and Sections 7.4.4, 7.5, 7.6 and 7.9, Futura Corp. shall indemnify Buyer’s Indemnified Parties against, and shall defend and hold harmless Buyer’s Indemnified Parties from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer’s Indemnified Parties based upon, arising out of, with respect to or by reason of all income Taxes (or the non-payment thereof) imposed by a Governmental Authority by reason of the sale of the Shares pursuant to this Agreement (including by virtue of the Asset Sale Tax Election) (the “Sale Income Taxes”).  If one or more of the Buyer’s Indemnified Parties pays any or all of the Sale Income Taxes, Futura Corp. shall pay the applicable Buyer’s Indemnified Parties the amount of the Sale Income Taxes within five (5) days after receipt of written demand therefor from Buyer, accompanied with proof of payment thereof.  Buyer’s Indemnified Parties shall be required to recover indemnifiable Losses pursuant to this Section 7.7: (a) first from the Limited Tax Indemnity Escrow Amount (up to the remaining balance of the Limited Tax Indemnity Escrow Amount while held pursuant to the Escrow Agreement); and (b) thereafter by proceeding directly against Futura Corp. for such indemnifiable Losses.  The indemnification under this Section 7.7 shall survive until thirty (30) days after the expiration of the applicable statute of limitations (including extensions thereof), regardless of whether the Limited Tax Indemnity Escrow Amount has been reduced to zero (0) prior to such date.  Funds with respect to the Limited Tax Indemnity Escrow Amount shall be released from the applicable segregated escrow account in accordance with the terms and conditions and used for the purposes set forth in the Escrow Agreement.  Futura Corp. shall provide Buyer a calculation (including all supporting schedules) of the Sale Income Taxes that will be owed by Futura Corp. within ten (10) Business Days after the Buyer and the Sellers’ Representative have reached agreement as to the Allocation pursuant to Section 2.6.2.

7.8           Acknowledgement of Separation Agreement.  Johnson acknowledges and agrees that the Separation Agreement remains in full force and effect and reaffirms her waiver and release of claims set forth in the Separation Agreement as such waiver and release applies to each party named in this Agreement, including the Company, Futura Corp., Buyer and Tredegar.

7.9           Exclusive Remedies.  Subject to Section 10.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from actual fraud or intentional misrepresentation on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VII.  In furtherance of the foregoing (other than claims arising from actual fraud or intentional misrepresentation on the part of a Party hereto in connection with the transactions contemplated by this Agreement), each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII.  Nothing in this Section 7.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of actual fraud or intentional misrepresentation by any Party hereto.

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ARTICLE VIII.
TERMINATION

8.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

8.1.1        by the mutual written consent of Sellers and Buyer;

8.1.2        by Buyer by written notice to Sellers if:

8.1.2.1          Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Sellers by March 31, 2017 (the “Outside Closing Date”); or

8.1.2.2          any of the conditions set forth in Sections 6.1 or 6.2 shall not have been fulfilled by the Outside Closing Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

8.1.3        by Sellers by written notice to Buyer if:

8.1.3.1          Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Outside Closing Date; or

8.1.3.2          any of the conditions set forth in Sections 6.1 or 6.3 shall not have been fulfilled by the Outside Closing Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

8.1.4        by Buyer or Sellers in the event that:

8.1.4.1          there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

8.1.4.2          any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

8.2           Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void (except as set forth in Section 5.8) and there shall be no liability on the part of any Party; provided, however, that nothing in this Section 8.2 will relieve any Party from liability for any (a) material breach of a representation, warranty, covenant or agreement in this Agreement regardless of intent, (b) intentional breach of this Agreement or (c) fraud or intentional misrepresentation in connection with this Agreement or the transactions contemplated hereby, in each case, that occurred prior to the termination hereof.  Each Party’s right of termination under Section 8.1 is in addition to any other rights it may have pursuant to the immediately preceding sentence, and the exercise of a right of termination will not be an election of remedies with respect to such other rights pursuant to the immediately preceding sentence.

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ARTICLE IX.
APPOINTMENT OF SELLERS’ REPRESENTATIVE

9.1           Appointment.  Each Seller hereby appoints Brent F. Lloyd, CEO and President of Futura Corp. (“Sellers’ Representative”), to act as such Seller’s true and lawful attorney-in-fact, agent and proxy under this Agreement and the all of the other agreements contemplated hereby, with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Seller (a) to amend or waive any provision of this Agreement or any other agreements contemplated hereby; (b) to negotiate and finalize all post-Closing Purchase Price adjustments under Section 2.4; (c) to contest, negotiate, defend, compromise or settle any claim for which any Sellers’ Indemnified Party may be entitled to indemnification under this Agreement; (d) to receive service of process in connection with any claims under this Agreement or any other agreement contemplated hereby; and (e) to do all other things and to take all other action under or related to this Agreement or any other agreement contemplated hereby that Sellers’ Representative may consider necessary or proper to effect the transactions contemplated hereby and thereby and to resolve any dispute with Buyer over any aspect of this Agreement and, on behalf of such Seller, to enter into any agreement to effect any of the foregoing, which shall have the effect of binding such Seller as if such Seller had personally entered into such an agreement.  This appointment and power of attorney granted to Sellers’ Representative shall be deemed to be coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation, dissolution or winding up of any Seller or the occurrence of any other event or events and Sellers’ Representative may not terminate this power of attorney with respect to any Seller or any of its successors, assigns, heirs, next-of-kin, representatives, administrators, executors, directors, officers, employees, partners, members, agents or affiliates without the prior written consent of Buyer.  Without limiting the foregoing, any determination or resolution (in any proceeding, by agreement or otherwise) of any dispute, controversy or claim relating to this Agreement or any other agreement contemplated hereby and thereby to which Sellers’ Representative (in his capacity as such) is a party shall be binding on all Sellers and their respective successors, assigns, heirs, next-of-kin, representatives, administrators, executors, directors, officers, employees, partners, members, agents and affiliates.

9.2           Personal Liability.  Neither Sellers’ Representative nor any agent employed by Sellers’ Representative shall incur any liability to any Seller relating to the performance of Sellers’ Representative’s duties or exercise of his rights hereunder, except for actual fraud or bad faith acts by Sellers’ Representative or pursuant to the commission by Sellers’ Representative on a continuing basis of acts or omissions determined to be willful misconduct or grossly negligent.  Sellers’ Representative shall likewise incur no liability by reason of any error of Law or for any act or omission related thereto.  Each of the Sellers shall severally and not jointly indemnify and hold harmless Sellers’ Representative and any agent employed by Sellers’ Representative against any loss, liability or expense incurred (a) without fraud or bad faith on the part of Sellers’ Representative and (b) other than pursuant to the commission by Sellers’ Representative of acts or omissions determined to be willful misconduct or grossly negligent arising out of or in connection with Sellers’ Representative’s performance of his duties or exercise of his rights under this Agreement.

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9.3           Right to Counsel.  Each Seller acknowledges that Sellers’ Representative may consult with counsel chosen by Sellers’ Representative and shall have full and complete authorization in good faith to act or refrain from acting in accordance with the opinion of such counsel.  Sellers’ Representative may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to Sellers’ Representative hereunder and reasonably believed by Sellers’ Representative to be genuine and to have been signed or presented by the proper party or parties.

9.4           Indemnification Claims.  Sellers’ Representative shall have the exclusive right, power and authority, on behalf of all the Sellers, to pursue, defend and settle any indemnification claims hereunder, including pursuant to Article VII, and to do all things and to take all other actions Sellers’ Representative may consider necessary or proper to resolve any indemnification claims after the Closing Date.

9.5           Reliance.  Buyer may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to it hereunder and reasonably believed by Buyer to be genuine and to have been signed or presented by Sellers’ Representative as if such written notice, instruction or request had been furnished to it by all the Sellers.

9.6           Removal.  Upon the written agreement or consent of the Sellers who held more than 88% of the Shares immediately prior to the Closing, the Sellers shall be entitled to change Sellers’ Representative by delivery of a written notice to such effect to Buyer at any time.  Sellers’ Representative shall be permitted to resign by at least 30 days’ advance written notice to the Sellers and Buyer and, in such event or upon the death or incapacity of Sellers’ Representative, a replacement Sellers’ Representative shall be chosen within 30 days of the resignation, death or incapacity of Sellers’ Representative by action of the Sellers who held more than 88% of the Shares immediately prior to the Closing, which new Sellers’ Representative shall be reasonably acceptable to Buyer.  If Buyer shall not have received written notice of the appointment of a replacement Sellers’ Representative within such 30-day period, Buyer may appoint any Seller as the replacement Sellers’ Representative.

ARTICLE X.
MISCELLANEOUS

10.1         Expenses.  Except as otherwise expressly provided herein (including Section 5.14), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including compliance with any related requests for information or otherwise from any Governmental Authority, it being understood that any such costs and expenses of the Company shall be paid prior to or at the Closing pursuant to Section 2.2.2 or accrued as current liabilities in the calculation of the Closing Working Capital.

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10.2         Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given:  (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.2):

If to Sellers:	FUTURA CORPORATION
P.O. Box 7968
Boise, ID 83707
E-mail: blloyd@futuracorp.com
Attention: President

SUSAN D. JOHNSON
8943 E. 100 South
Huntsville, UT 84317
E-mail: sjohnson@futuraind.com

THE SUSAN D. JOHNSON TRUST
8943 E. 100 South
Huntsville, UT 84317
E-mail: sjohnson@futuraind.com

KEN WELLS
P.O. Box 763
Clearfield, Utah 84089
E-mail: kwells@futuraind.com

with a copy to:	Holland & Hart LLP
800 W. Main Street, Ste. 1750
Boise, Idaho 83702
Facsimile: (208) 343-8869
E-mail: fmack@hollandhart.com and
ncsnyder@hollandhart.com
Attention: J. Frederick Mack and
Nicole Snyder

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If to the Company (prior to Closing):	FUTURA INDUSTRIES CORPORATION
380 E. Parkcenter Blvd., Suite 230
Boise, Idaho 83706
E-mail: brentlloyd@futuracorp.com
Attention: Brent Lloyd, CEO

with a copy to:	Holland & Hart LLP
800 W. Main Street, Ste. 1750
Boise, Idaho 83702
Facsimile: (804) 788-8200
E-mail: fmack@hollandhart.com and
ncsnyder@hollandhart.com
Attention: J. Frederick Mack and
Nicole Snyder

If to Sellers’ Representative:	Brent F. Lloyd
c/o FUTURA CORPORATION
P.O. Box 7968
Boise, ID 83707
E-mail: blloyd@futuracorp.com

with a copy to:	Holland & Hart LLP
800 W. Main Street, Ste. 1750
Boise, Idaho 83702
Facsimile: (208) 343-8869
E-mail: fmack@hollandhart.com and
ncsnyder@hollandhart.com
Attention: J. Frederick Mack and
Nicole Snyder

If to Buyer:	The William L. Bonnell Company, Inc.
25 Bonnell Street
Newnan, Georgia 30263
Facsimile: (770) 252-0172
E-mail: bhamilton@bonlalum.com
Attention: President

with a copy to:	Tredegar Corporation
1100 Boulders Parkway
Richmond, VA 23225
Facsimile: (804) 330-1201
E-mail: michael.schewel@tredegar.com
Attention: General Counsel

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and a copy to:	Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
Facsimile: (804) 788-8218
E-mail: sducharme@hunton.com and
rnorthup@hunton.com
Attention: Sean P. Ducharme and
Rachel W. Northup

10.3         Interpretation.  For purposes of this Agreement:  (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.4         Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

10.5         Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.6         Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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10.7         Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.  No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may, without the consent of any other Party, collaterally assign any or all of its rights pursuant to this Agreement, including its rights to any payments hereunder, to any of its lenders.  No assignment shall relieve the assigning Party of any of its obligations hereunder.

10.8         No Third-Party Beneficiaries.  Except as provided in Section 5.6 and Article VII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9         Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving.  No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.10       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

10.10.1    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

10.10.2    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF UTAH IN EACH CASE LOCATED IN THE CITY OF SALT LAKE CITY AND COUNTY OF SALT LAKE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.  SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

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10.10.3    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (b) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.3.

10.11       Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to (a) the Parties’ rights under the indemnification provisions set forth in Article VII for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement and (b) any other remedy to which the Parties are entitled at law or in equity for actual fraud or intentional misrepresentation by any Party hereto.

10.12       Conflict Waiver; Attorney-Client Privilege.  Each of the Parties acknowledges and agrees, on its own behalf and on behalf of its shareholders, directors, officers, employees and Affiliates, that:

10.12.1    Holland & Hart LLP has acted as counsel to Futura Corp. and the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Holland & Hart LLP (or any successor) shall not preclude Holland & Hart LLP from serving as counsel to Futura Corp. or any shareholder, director, officer or employee of Futura Corp. in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

10.12.2    Buyer shall not, and shall cause the Company not to, seek or have Holland & Hart LLP disqualified from any such representation based upon the prior representation of the Company by Holland & Hart LLP. Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith.

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10.12.3    All communications between Futura Corp. or the Company, on the one hand, and Holland & Hart LLP, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and relating to Environmental Claims, Environmental Notices, Environmental Permits, Hazardous Materials, compliance with or regulation under Environmental Laws, the Settlement Agreement and the spinoff completed by Futura Corp. in 2015 (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to Futura Corp. and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of Holland & Hart LLP relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (a) Futura Corp. (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (b) to the extent that files of Holland & Hart LLP in respect of such engagement constitute property of the client, only Futura Corp. (and not Buyer nor the Company) shall hold such property rights and (c) Holland & Hart LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between Holland & Hart LLP and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any of Futura Corp., on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of Futura Corp., which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Governmental Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent permitted by Applicable Law, Buyer shall immediately (and, in any event, within two (2) Business Days) notify Futura Corp. in writing so that Futura Corp. can seek a protective order.

10.12.4    Hunton & Williams LLP has acted as counsel to Buyer in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  Sellers agrees that, following consummation of the transactions contemplated hereby, such representation and any prior representation of Buyer by Hunton & Williams LLP (or any successor) shall not preclude Hunton & Williams LLP from serving as counsel to Buyer, the Company or any shareholder, director, officer or employee of Buyer or the Company in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

10.12.5    Sellers shall not seek or have Hunton & Williams LLP disqualified from any such representation based upon the prior representation of Buyer by Hunton & Williams LLP.  Each of the Parties hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith.

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10.12.6    This Section 10.12 is intended for the benefit of, and shall be enforceable by, Holland & Hart LLP or Hunton & Williams LLP, as applicable. The covenants, consent and waiver contained in this Section 10.12 shall not be deemed exclusive of any other rights to which Holland & Hart LLP or Hunton & Williams LLP, as applicable, is entitled whether pursuant to law, contract or otherwise. This Section 10.12 shall be irrevocable, and no term of this Section 10.12 may be amended, waived or modified, without the prior written consent of Holland & Hart LLP or Hunton & Williams LLP, as applicable.

10.13       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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The Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE COMPANY:

FUTURA INDUSTRIES CORPORATION

Date:	February 1, 2017	By	/s/ Brent F. Lloyd
		Name:	Brent F. Lloyd
		Title:	CEO

SELLERS:

Date:	February 1, 2017	By	/s/ Susan D. Johnson
		Name:	Susan D. Johnson

THE SUSAN D. JOHNSON TRUST

Date:	February 1, 2017	By	/s/ Susan D. Johnson
		Name:	Susan D. Johnson
		Title:	Trustee u/t/a dated April 23, 1999

Date:	February 1, 2017	By	/s/ Ken Wells
		Name:	Ken Wells

FUTURA CORPORATION

Date:	February 1, 2017	By	/s/ Brent F. Lloyd
		Name:	Brent F. Lloyd
		Title:	CEO and President

BUYER:

THE WILLIAM L. BONNELL COMPANY, INC.

Date:	February 1, 2017	By	/s/ William Brook Hamilton
		Name:	William Brook Hamilton
		Title:	President and General Manager

SELLERS’ REPRESENTATIVE:

Date:	February 1, 2017	By	/s/ Brent F. Lloyd
Brent F. Lloyd, in his capacity as Sellers’ Representative

Stock Purchase Agreement – Signature Page